Exhibit 13.1

“TEST THE WATERS”

CONTENT DOCUMENTATION

Email Blasts/Press Releases	p.2
StartEngine Webpage	p.21
Redresort.com Webpage	p.33
Video Scripts	p.40
Print Material	p.49
Social Ads/Posts	p.52

EMAIL BLASTS/PRESS RELEASES

Fight the Man. Own the Mountain.
Become an Owner of RED Mountain Resort

RED Mountain CEO Howard Katkov unveiled the resort’s newest initiative launching today: Equity Crowdfunding that will allow YOU to be an OWNER of RED Mountain Resort - a first in history.

...Say what?!

Yep, RED is bucking the nasty trend of MegaResort mergers and acquisitions and taking its newest capital campaign to the people (you!) via StartEngine.com, inviting the faithful to “Fight the Man. Own the Mountain.” That’s right – OWN:  The mountain, the chairlifts, the lodge, condos, snow making – every asset of what we have. (Think of it as “Shred Equity”…)

“RED started as a ski club that was owned by the community,” explains Katkov. “You can feel it in the spirit of the place, the camaraderie, the spark - and this campaign is simply the latest expression of our intent to keep RED independent, thriving and the keystone of this community. We’re ‘ReBooting’ the Red Mountain Ski Club Community Ownership Model from 1947—only this time the clubhouse will have wireless!”

At this stage, clicking the button below is a 100% RISK-FREE way for you to say that RED is an Endangered Species worth fighting for. Think of it as a vote, a Like Button, a digital high five… Your click below also takes you to more details, cool videos, and the like.

We can't do this one without you.

Endangered Species?
Independent resorts are being gobbled up by chains on a regular basis. Corporate MegaResorts that only care about the bottom line are pricing out regular families at every turn. With the addition of water parks, luxury malls, moules frites and !&#$@ cappuccino concierges, skiing and snowboarding are now on the cusp of becoming pursuits for the elite like polo or Formula 1—which sucks.

RED is an endangered species. We have the snowfall, vertical drop and world-class terrain to go boot-to-boot with the Big Guys, but have consciously maintained our mom ’n’ pop/weird uncle feel for over 100 years. We’ve never been owned by a chain, a bank, or big corporate. We want to preserve this fierce, independent spirit—just like the Green Bay Packers did in 1923 when the community became owners of the team.

What we’re asking for is as straight-forward as pointing those planks downhill:

Buy in now. And bow out of the side of skiing that is quickly becoming a pursuit for 1-percenters. Oh and more importantly, you become an actual owner of RED. How about that one for your online dating profile.

What This Can Mean For You...
New rules under the United States JOBS Act, together with a Canadian Offering Memorandum, mean that you no longer have to have a High Net Worth to invest. Equity Crowdfunding allows 99-percenters to get some “skin in the game” and to actually invest in companies that speak to their passions and community values. (Hint: RED Mountain!)

The first round—NOW LIVE —is a “Test The Waters” initiative to gauge interest in a future offering (100% risk free: you can put down $1,000 or $10,000. It’s purely about gauging interest). If enough of you (yeah, YOU!) express interest at this 100% risk-free stage, RED will move on to the next round with actual equity ownership, unique perks, and a $1,000 minimum buy-in, all fully regulated by the SEC and in accordance with Canadian securities laws, in an attempt to raise $10M to keep this adventure going in a sane and sustainable manner. The more you spend, the more you own—just like real life. Your investment also comes with bonus rewards such as lift tickets, custom skis and snowboards, season passes, and more to better enjoy the adventure, lifestyle, and culture that you're helping preserve. (As if owning a slice of RED Mountain Resort isn't enough!)

Money raised in round 2 of this campaign will go toward improving the adventure here at RED, think of this as investing in your own happiness, like a cold craft beer or getting your car detailed at the end of a long winter. Plans include remodeling the Paradise lodge; additional run development for expanded cat skiing on Mount Kirkup; building a new restaurant, clubhouse, and overnight on-mountain cabins at the top of Grey Mountain; and the extension of the Silverlode chair to allow access to both Granite Mountain and Grey Mountain. For spring and summer activities, we’ll be building a multi-use trail for hiking and mountain biking from the base area to the top of Grey Mountain connecting to the Seven Summits trail system. Your Investment will also be supporting the creation of an annual local academic Scholarship fund for higher education. You can be a part of all this - more importantly, an owner of all this.

There’s only one RED Mountain. The 10 Million Dollar Question is: Are you going to own a piece of it or not?

We Can’t Do This One Without You.
And we know that without your support and love for this lifestyle, we wouldn't be where we are today. We'd love it if you could share this with your own like-minded community as well to help spread the word with what we're setting out to do for the first time in history. As CEO Howard Katkov put it, "dropping in on this opportunity could change your life—just like it changed mine."

Click here to share the video on Facebook >
Click here to email this to a friend >

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

RED Mountain Makes History to Secure Future via Equity Crowdfunding: "Fight the Man. Own The Mountain."

EMBARGO - AUGUST 23RD, 2016
Rossland, BC, Canada

RED Mountain, the oldest ski resort in Western Canada, is set to make history next week. The fierce, independent mountain that is the first stop on British Columbia’s famous Powder Highway is bucking the trend of MegaResort mergers and acquisitions and taking its next capital campaign to the people via equity crowdfunding. Our campaign through StartEngine.com goes live August 23rd and will allow hardcore skiers, snowboarders, and savvy investors to put their money where their heart is — and come away with actual ownership of a marquee ski resort. On August 23rd, you can access the campaign page here.

“RED started as a ski club that was owned by the community,” explains RED CEO Howard Katkov. “You can feel it in the spirit of the place, the camaraderie, the spark. Our shared community values and the current consolidation of the resort industry make NOW the perfect time to help save this ‘endangered species’. We’re ‘ReBooting’ the Red Mountain Ski Club Community Ownership Model from 1947—only this time the clubhouse will have wireless!”

The sport of skiing truly has changed immeasurably in the last 20 years with luxury shopping malls at base areas, covered escalators to the lift line, water parks—with all of this ‘growth’ funded by skiers whether they support it or not. Regular ski families are routinely being priced out by corporate decisions made many time zones away from the mountain communities they affect. Skiing and snowboarding are now on the cusp of becoming pursuits for the elite like polo or Formula 1 and RED Mountain is keen to reverse this corporate tide before it’s too late. And we think that RED Mountain’s preservation as a fiercely independent, non-corporate entity is beyond worthwhile.

Phase 1 of the equity crowdfunding campaign, which goes live August 23rd, is deemed “Test the Waters,” and parties can express interest in the investment without handing over any actual money now or later. RED is setting the minimum buy-in at $1,000, considerably lower than many tech and transportation offerings and startups on StartEngine.com. When the "Test the Waters" campaign gains sufficient traction, RED will file an offering statement with the SEC in the United States and prepare a Canadian offering memorandum to launch RED’s offering with real dollars, actual equity, and unique perks (check out all the perks right here) sure to appeal to ski and snowboard enthusiasts especially.

"This is a legitimate opportunity to actually own every asset of this place: The mountain, the chairlifts, the lodge, snow making – you name it," says Katkov.

“See, we aren’t just ‘keeping it real’ for us,” adds Katkov. “We’re keeping it real for everyone. This is serious. That’s why we call ourselves a Keystone Species. We believe that keeping a place like this thriving betters the sport for everyone in a time where families that love this mountain lifestyle are getting priced out, overcrowded, and underdelivered left and right. Skiing and snowboarding should never become like this. That’s just wrong.”

RED Mountain Resort

RED is the last great, unspoiled resort. Located in Rossland, BC, 1st stop on Canada's famous Powder Highway, RED delivers 2,877 acres of pristine, unfettered skiing. RED recently added nearly 1,000 acres of intermediate to advanced terrain on Grey Mountain. With 7.6m of annual snowfall, (cheap!) in-bounds cat-skiing, and the friendliest locals around, it's no wonder The NY Times voted us their #8 "Best Place in the World to Visit in 2013." Other recent wins include Powder's "Ski Town Throwdown," and "Most Underrated Resort" by Skiing. Fresh turns that you don't have to fight for — that's RED.

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

Late summer is usually a quieter time around the RED Mountain offices but this year has been different. You may already be aware that we went waaaay out on a limb a few weeks ago and launched an initiative called Fight The Man. Own The Mountain. It’s been covered by everyone from the CBC to Outside to Snowboarder Magazine. (I’ve been interviewed so many times in the last few weeks I’ve started to shave every day like a regular person!)

This initiative is the first of its kind in the ski resort world and, if successful, it will give people like you, the RED Mountain faithful, an opportunity to actually own a slice of this powder paradise we call RED.

That’s right: Own.

We launched on StartEngine.com the same week that Vail Resorts purchased Whistler-Blackcomb, highlighting a trend of acquisitions and buyouts in the resort world that we believe represents a sea of change. Independence is important to us. It’s part of who we are, of what RED is. We value the pure ski experience and the simple joys of sliding on snow.

“Fight The Man. Own The Mountain.” has already been successful beyond my wildest dreams since you received our very first email announcement about it— and it’s still in the first phase. Phase One, called Test The Waters is where reserving shares carries no obligation, no risk, and no real reward. We hit 1 million dollars in reserves in our first 24 hours online. Over 800 skiers and snowboarders have already reserved shares to the tune of over 3 million dollars! Some of these potential investors are hardcore powder hounds who load lifts at other resorts or wax rental fleets. Some of them are High Net Worth individuals who know a good investment when they see it. Some of them are recreational riders who are sick of the way the ski world has been heading for the last decade.

We intentionally set our minimum buy-in at a very low $1,000 knowing that this potential investment would appeal to regular skiers and snowboarders who’ve never owned equity in major companies but who have made regular excursions on sites like Kickstarter to fund ski pole startups, toque companies, and the like. We know that $1,000 is a lot of money to these folks—it represents a season pass, a new pair of skis, a new snowboard, a month’s rent—so it means a lot to us that they have our back. A lot.

But to enter the next phase on StartEngine.com we have to raise a lot more (imaginary) money starting right now. We have to hit 10 million in reserved shares to “go legit” and have our offering vetted by the SEC, StartEngine, and a whole mess of other regulatory bodies. We’re making history here. We really are.

Visit the Campaign Page & Reserve Your Piece Today »
Forward this email to a friend »

We'd love it if you could share our “Fight The Man. Own The Mountain.” video and our campaign with friends, family, neighbors, your mailman, whomever you think might be as stoked as you may be (or as we are!) about this opportunity. And maybe if you haven't yet watched it yourself, it'll help to get a better understanding of what we’re up to and why we’re doing this in such a vanguard fashion. In retrospect, I should have chosen a more manly shirt for my “seggy” but I’m very happy with the video and the responses we’ve received to the campaign so far.

Some of my closest associates begged me not to go down this crowdfunding path, but I wanted to see if RED’s obsession with independence, with not commodifying the ski experience any more than necessary resonated with the larger skiing public. Turns out it does. Big time.

I hope you’ll consider clicking that Reserve button whether you’re in for an imaginary grand or a more significant slice of the RED Mountain pie (Max. $25K). Again: You are under no obligation to actually purchase shares at this point. Or even later. We are merely gauging interest in a future offering. We’re none too happy about what the larger resort world is offering in the here and now so getting behind us in this campaign is one way for you to put your money where your mouth is without actually taking your wallet out of your pocket. Win-win.

We hope you’ll help us hit that magic $10 Million finish line and feel the ribbon break on our chests. We’re running in ski boots here, folks...

Thanks for your time,
Cheers,
Howard Katkov, CEO

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

$5.175 Million Reserved.
1,410 Reservations.
We Need Your Help To Hit $10 Million!

Last August was the historic launch of our Crowdfunding campaign, "Fight The Man. Own The Mountain." Let's be honest, we weren't completely sure what we were getting into...afterall, this was uncharted territory. But like a lot of non-Kosher things we do, we were up for the challenge. (Ps. If you're new to the game, you can catch up right here. To sum it up: we're letting you actually own a piece of RED Mountain Resort - via the internet and equity crowdfunding. Dude! Yeah!)

A couple of weeks go, we hit a very important milestone, tipping the campaign past the halfway mark towards our $10 million reservation goal. We couldn't be more excited at not only what you've been able to help us accomplish to date, but that our message and stance against a growing trend in this industry has resonated so strongly with so many of you. We thank you from the bottom of our hearts and have enjoyed every day of this journey, answering your questions, and taking your feedback, concerns, and comments to heart. It's been nothing short of incredible.

While over $5 million and 1,400 reservations is absolutely a huge voice of support with this campaign - we are far from finished and still need your help every step of the way. It's important to know that we need to hit our $10 million mark to reach "Phase 2" where we can then offer actual equity shares of the company, release financial statements, concrete perks, company details, and more.

We'll need you more than ever as we approach our 2016/17 winter season. We hope that you continue sharing our campaign, video, and content with your friends, friends of friends, your mailman, your relatives, and your new neighbor that just moved in who happens to have a snowboard rack on his car. We can't wait for the season to kick off and hope you're just as excited as we are!

Sincerely,
Your friends at RED
#OwnTheMountain

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

RED Mountain Approaches 95%
on First-Ever Crowdfunding Push!

Hello!

Howard Katkov here. CEO of RED Mountain. I just wanted to let you know that, as of 12 seconds ago, our vanguard campaign to put a face to independent skiing and snowboarding, is nearly there. As of 10am, we're at $9,390,000 in Reserves in Phase 1, “Test The Waters”. We can see the $10 Million summit. We’re tired as hell. But we know we can make it. Why? Because we haves 2,630 of you already pulling on that rope with new people throwing in every hour.

“Fight the Man. Own the Mountain.” was never just about raising capital to improve the adventure at RED Mountain. It was about getting behind independent resorts in an era of aggressive acquisitions by Mega Resort chains. It was about protecting an endangered species. It was about YOU and the collective lifestyle that we all love and share.

If you haven’t yet seen our new short video from last week detailing this incredible investment, you can do so right here. If you haven't thrown your hat in the ring for the NO OBLIGATION Phase 1 of “Fight the Man. Own the Mountain.” you can do that here too in [literally] just a minute or two with no credit card or financial info changing hands. If you’ve already pledged your allegiance to independent skiing by backing RED on StartEngine, please accept my sincere thanks. You got us here. And the view is unbelievable.

Now go skiing! (We've got ourselves a powder day this morning as I write this!)
Howard Katkov
RED Mountain CEO

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

It's Official. We Hit Our $10 Million Goal!

Dear Friends,

We have some BIG news! We wanted to let you know that, as of yesterday morning, we hit our Reservation Goal of $10,000,000 for “Fight the Man. Own The Mountain”! It’s one thing having an idea and reaching out to our skiing community to see if it resonates. It’s another thing entirely to have so many people respond in such a positive way. This campaign has always been and will continue to be about your passion for skiing and your love and respect for RED Mountain. It’s about standing up for independent skiing and the preservation of a place and a lifestyle that must be protected – and celebrated – for generations.

We have now commenced our Phase 2 legal and accounting process and expect to be complete this Fall to launch with our equity offer. This is only the beginning! For those of you that have already reserved, a huge thank you from us here at RED. For those that may be interested but haven’t reserved yet, we want to let you know we ARE still taking reservations past $10 million during this legal and accounting process. It's not too late - click here to reserve! We'll also be sending out a letter to any reservation holders on StartEngine next week regarding equity and investment details.

We appreciate your support every step of the way. As always, if you have any questions, you can reach out to us on our FAQ/Question Form section here.

Thanks again, and hope to see you on the mountain soon.

Cheers,
Howard
CEO, RED Mountain Resort

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

Dear RED Mountain Pass Holders and Guests,

It's been a fantastic season here at RED...from one of the busiest years we've had in the history of the resort to our new "Fight the Man. Own the Mountain." campaign, you've been at the center of it all and we thank you from the bottom of our hearts. Between the growth we’ve had this winter, the opening of the Josie Hotel next winter, and the current success with Phase 1 of our crowdfunding campaign, we've decided to launch a variety of projects coming up. We have initiated design and engineering services in order to commence summer construction of the following projects.

•	Paradise Lodge renovation that will include new Washrooms

•	Day Skier Parking lot Expansion

•	Retail Piste Off Supply Expansion

•	High Performance Rental Additional Space

Also, as we look forward to raising additional capital upon completion of Phase 2 of our “Fight the Man. Own the Mountain” campaign, we’ve started to design and engineer these additional future improvements (which will depend on the total amount raised in Phase 2):

•	Day Lodge Improvements and Expansion

•	Grey Mountain Overnight Cabins and Clubhouse

•	A Four Season Entry Plaza that will connect our Day Lodge with The Josie

•	A Silverlode to Grey Chair connector lift

•	A Multi-Use Trail connecting the Base Area to the 7 Summits Trail

•	Terrain Park development

•	Kirkup Cat Skiing improvement

•	Grey Mountain Run development to provide more grooming

•	More to come!

We will also be continuing with our forest management program and brushing to ensure you have the best ski and ride experience possible at RED Mountain.

Thank you again for all of your support! Time for a few turns!

Howard Katkov

Don Thompson

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

It's been busy around here: Updates on expansions, improvements, FIGHT THE MAN, events, and more!

August is already here and we've been going nonstop with more things than we can count. The biggest - and most exciting one for us - is we're officially just 2 weeks out from the official Canadian equity offering for "Fight the Man. Own the Mountain." (Don't worry Americans, you're next!) We've been preparing, prepping, primping, pre-reading, re-reading, and...well, you get the picture. Check out what's been happpening in the last few months with our new video below. (That Josie Hotel is lookin' good too!)

So if you're Canadian and haven't yet signed up on our FrontFundr campaign page - our Canadian Partner to launch our equity offering - be sure to do so. Rest assured, Americans will still receive their later planned November 2nd offering launch on StartEngine, and at no disadvantage to this earlier Canadian offering.

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

RED’s “Fight The Man. Own The Mountain.” Crowdfunding Initiative Hits Record Numbers on StartEngine.com

FOR IMMEDIATE RELEASE

Rossland, BC, Canada

In only 15 days since going live, RED Mountain has raised 3.4 million dollars on StartEngine.com, a leading crowdfunding portal. This Test The Waters Phase has been incredibly successful by any standards—including the fact that RED received 84-percent more investors in the first week of “Fight The Man. Own The Mountain.” compared to the average platform launch on the crowdfunding site.

RED’s reservation amount was also 50-percent larger than the platform average. (Which is extra impressive once you consider that the minimum reserve set by RED was only $1,000 with the hopes of appealing to everyday folks who might not invest regularly or have a high net worth.)

“We saw startups for apps and video games, medical marijuana IPOs, a new vertical take-off executive plane…but we had no idea how a Canadian ski resort would fare with crowdfunding,” says RED CEO Howard Katkov. “We really didn’t. But the skiers and snowboarders have spoken. Independence matters to them. RED matters.”

Fittingly, “Fight The Man. Own The Mountain.” launched on the heels of several major, multi-billion dollar acquisitions in the larger ski world and clearly struck a chord with hardcore skiers and snowboarders, especially on social media. As of September 7th, there’s been nearly 900 reservations in the Test The Waters phase with an average of $3,850 per investor. The Test The Waters Phase for Title IV investments on StartEngine carries no obligation to buy shares. When RED clears the test phase and moves on with full SEC vetting, they will be offering actual dollars, real equity and perks, a phase that would likely launch four months from now.

The video for the “Fight The Man. Own The Mountain.” campaign has already been viewed nearly 200,000 times and the launch story has been covered by everyone from Yahoo Finance to the CBC to Outside, Powder, and Snowboarder magazines.

CLICK HERE TO VISIT THE CAMPAIGN

RED Mountain is Western Canada’s oldest ski resort. It has long been a hotbed for developing Olympic and National Team ski racers and has long held status as an underrated gem compared to the MegaResorts. The town of Rossland and RED were recently deemed the “Number 8 Place to Visit in the World” by none other than the New York Times. And the resort recently opened nearly 1,000 acres of new terrain on Grey Mountain, a move that represented the largest expansion of its kind on North America in 40 years and that put RED in the same weight class as Steamboat, CO and Jackson Hole, WY.

“Fight The Man. Own The Mountain” is just the newest initiative by a resort that has never been content with business as usual. The resort is coming off a record winter in 2015-16 that saw deep snowfall, very strong sales, and great press. The crowdfunding campaign is simply a new way to keep things sane and sustainable moving forward on the finance front.

“Thus far, this crowdfunding campaign has really resonated, both with the RED faithful and beyond,” adds Katkov. “people are now expressing interest in what we’re up to, asking questions, clicking that button, throwing down, and sharing our story with their networks. It’s very gratifying: We’ve offered folks a chance to bow out of the side of skiing that is quickly becoming a pursuit for 1-percenters and they are all over it. They know what we have is worth being a part of…”

RED Mountain Resort

RED is the last great, unspoiled resort. Located in Rossland, BC, 1st stop on Canada's famous Powder Highway, RED delivers 2,877 acres of pristine, unfettered skiing. RED recently added nearly 1,000 acres of intermediate to advanced terrain on Grey Mountain. With 7.6m of annual snowfall, (cheap!) in-bounds cat-skiing, and the friendliest locals around, it's no wonder The NY Times voted us their #8 "Best Place in the World to Visit in 2013." Other recent wins include Powder's "Ski Town Throwdown," and "Most Underrated Resort" by Skiing. Fresh turns that you don't have to fight for -- that's RED.

For more information:

Christine Andison

RED Mountain Resort, Planning & Development

startengine@redresort.com

250-362-5551

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

RED Mountain Makes History on Two Fronts: First boutique hotel at a ski resort in over a decade “only the start” as Crowdfunding campaign snowballs

FOR IMMEDIATE RELEASE

Rossland, BC, Canada

In August 2016, RED Mountain Resort launched a Crowdfunding campaign called “Fight The Man. Own The Mountain.” As of November 21, 2016, this landmark campaign has raised $5,175,000 from 1,410 different investors. The campaign on StartEngine.com is currently in the “Test The Waters” phase to gauge public interest in an equity offering and, if the first phase is successful with $10M pledged, the company plans to move forward with this historic equity offering. For as little as $1000, fans of independent skiing and snowboarding can put their money where their mouth is and come away with a slice of western Canada’s original ski resort. It has never been done before. “We’ve reached that 51-percent tipping point,” says Howard Katkov, CEO of RED. “We need another push but it’s gonna happen!“

Bundled up with this good news on the Crowdfunding front is the new announcement that The Josie Hotel will open at the base of RED for Winter 2017-18. This Four Star hotel is truly groundbreaking news in both senses of the word. The Josie will be one of the first architecturally unique hotels to be built at a major ski resort in North America in over a decade: a modern, 106-room boutique hotel, right at the base of RED. Josie will encompass a restaurant, bar, conference and meeting rooms, a large function deck and a spa including an outdoor slope-side pool—just for style points.

The ski in/ski out Josie is owned and developed by William Cole Company and will be operated by Trust Hospitality, a 25-year veteran in the boutique hotel space. “We know The Josie will become a favorite new gathering place for visitors and locals alike,” says Spencer Clements, President of William Cole and a longtime RED visitor. “I think that Kootenay locals especially will appreciate the care and concern that have gone into the hotel’s bones and some of the subtle design nods to Rossland’s rich heritage of mining and fearless frontier living.” The William Cole Company’s faith in this fantastic area and its people is evident in their choosing RED and Rossland for their first development at a ski resort.

The unbridled success of the “Fight The Man. Own The Mountain.” campaign and the exciting forward movement on the hotel front mean RED is entering a new era of stylish sustainability. The Josie solves a practical problem in that RED has been short on beds in peak season for years now. But, more importantly, The Josie Hotel will be one of the most significant economic drivers of the resort and Rossland in several decades. The Josie will increase tourism visitation, boost commerce for the businesses of our community and create additional four-season employment that is important for sustainable growth. There will be approximately 45 full-time employees and an additional 20 part-time employees to build and operate it.

“I’m already getting internal emails about possible job openings” jokes Edmund Sulzman, VP of Operations, Trust Hospitality. “All they’ve seen is architect renderings and the business plan, but my team seems very keen to work in Rossland and help bring The Josie to life.”

“We’ve always had the incredible vertical, the deep powder, and a community that is second to none,” adds Katkov. “That community has come through hard on ‘Fight The Man. Own The Mountain.’ and we hope this news regarding The Josie Hotel will let them know that their investment is a worthy one. Pledging $1000 to own a piece of history is one thing; it’s emotional and passionate. Investing millions in a new boutique hotel is of an entirely different order… Both point to a rising tide at RED and Rossland and I couldn’t be more thankful to be part of this incredible community.”

Click here to visit RED’s “Fight The Man. Own The Mountain.” campaign

RED Mountain Resort

RED is the last great, unspoiled resort. Located in Rossland, BC, 1st stop on Canada's famous Powder Highway, RED delivers 2,877 acres of pristine, unfettered skiing. RED recently added nearly 1,000 acres of intermediate to advanced terrain on Grey Mountain. With 7.6m of annual snowfall, (cheap!) in-bounds cat-skiing, and the friendliest locals around, it's no wonder The NY Times voted us their #8 "Best Place in the World to Visit in 2013." Other recent wins include Powder's "Ski Town Throwdown," and "Most Underrated Resort" by Skiing. Fresh turns that you don't have to fight for -- that's RED.

For more information:

Christine Andison

RED Mountain Resort, Planning & Development

startengine@redresort.com

250-362-5551

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

Dear StartEngine Supporters,

A big hello to all of you who have expressed interest in RED Mountain’s “Fight the Man. Own the Mountain.” campaign.  Snow is falling and we are having a great ski season! Your enthusiasm for our campaign has been nothing short of amazing and we are excited to announce that we hit our $10 million goal, now with nearly 3,000 reservations! We couldn’t be more excited!

Now that we’ve reached $10 million in reservations we have officially commenced Phase II.  We have retained our accountants and lawyers and formal offering documents are being prepared.  All of this work will take several months and we anticipate that we will be ready to commence the sale of our Class D units this summer or early fall.

We want to let everyone know though, that even though we’ve hit our $10 million goal, you can still make a reservation during our Phase II legal and accounting preparation process. In fact, we encourage it!  We understand that not all non-binding reservations will actually convert to equity so the more pledged reservations we get, the more conversions we will get in Phase II to use towards the capital improvements on Red Mountain outlined in our StartEngine platform.

We’re also giving investors the ability to invest more than $25,000. While there won’t be any additional rewards associated with an investment greater than $25,000, we have had a number of requests from those who would like the right to invest more without the need to receive additional rewards.

A number of you have inquired about the details of the equity investment in RED.  Once we commence Phase II, a detailed disclosure document and audited financial statements will be provided to you.  In the meantime, however, here are a few highlights:

•	Investors will receive equity in the form of “Class D Units” in Red Mountain Ventures Limited Partnership (“Red Mountain”). There are also Class A, B and C Units in Red Mountain. You will be investing in an existing partnership and you will be receiving partnership units.

•	The Class D Units you receive will have priority over the other classes of units in terms of return of investment upon sale or out of distributions – last money in, first money out!

•	Investors in Class D Units will also receive the applicable Tiered Investment Reward for investing as outlined on our Start Engineplatform.

•	Class D Units will be non-voting. We hope that by providing each of you the advantage of a last money in, first money out priority on your Class D units it will make up for the absence of voting rights.

•	Class D Units will be issued in Canadian dollars. Investors investing in US dollars will have their investment converted to Canadian dollars on the completion of the offering at the exchange rate in effect at the close of the business day prior.

•	Red Mountain, and its subsidiaries and affiliates, will continue to be permitted to borrow from institutional lenders to fund working capital, expansion and other business expenses.

•	Red Mountain may in the future offer additional classes of units, including units having priority to existing Class A, B, C and D units.

Stay tuned!

We look forward to seeing you up at RED during the ski season – I would love to have a chance to chat with you on the slopes! If you have any questions, as always you can ask them on our FAQ form here: http://www.redresort.com/ownthemountain

Cheers,

Howard Katkov
CEO, Red Mountain Resort

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

9 Snowy Reasons Why RED Mountain Thinks You’d Make a Great Owner. Starting NOW.

Last summer, RED Mountain launched a crowdfunding campaign that rocked the resort world. “Fight the Man. Own The Mountain.” marked the first time in history that a for-profit ski resort had explored equity crowdfunding online and nobody knew what to expect. RED’s fans from far and wide pledged their support during the test phase and the campaign quickly surpassed its $10 Million dollar goal, reaching $12.2 Million.

Well, guess what, Canada? Now’s the time to turn those donuts into dollars…or whatever. The real equity offer for Canadians begins now. Sign up, decide the level of equity that makes sense for you, and walk away the proud-if-partial owner of RED Mountain Resort.

It’s easy but—as always—we urge you to do your homework first. We believe in what we call “Dude Diligence,” i.e. you should watch the videos, read the FAQs, and make the most informed decision possible.

#1: You Think McSkiing Sucks
“We planted our flag on this independence issue just as some of North America’s most famous resorts were amalgamated,” explains RED CEO Howard Katkov. “People were very passionate about keeping RED out of harm’s way. And, within a month, we had surpassed our wildest dreams on the crowdfunding front. I just hope everyone in Canada will recognize that NOW is the time to make good on those pledges and invest real dollars for real equity in a resort that’s about as real as it gets.”

#2: You Like The Ring Of “Owner” Next To Your Name
Maybe your Tinder profile has been looking a little shabby lately. Maybe your real job title just doesn’t adequately represent your adventurous spirit or passion for leg-burning vertical. Whatever the case, this campaign is your opportunity to drop in and drop out at the same time as you turn on. What?! For as little as $1000, you can become an owner of real equity in Western Canada’s oldest ski resort. We get amazing snow and attract some of the coolest guests in the world. Our recent addition of nearly 1,000 acres of new terrain puts us in the same size class as Breckenridge and Jackson Hole. Who wouldn’t want to own a piece of this?

#3: You Know Good Perks When You See 'Em
Aside from the phenomenally low buy-in of $1000, this investment opportunity comes with other advantages. The first is a clause informally dubbed, “Last In, First Out”. What this means is that investors in Phase II—whether they’re in for $1,000, $25K or more—would be among the first paid back for their Class D units in the eventuality of any possible future sale of the resort. They would receive their investment back before all previous equity investors. The second is the “rewards” or “perks” associated with each level of investment, from lift tickets, custom skis or snowboards, season and family passes and access to a purpose built clubhouse and overnight cabins. You can check them out here and do the math. You’ll see what we mean...

#4: You Are Too Tired To Click That PERKS Link Above
OK, we knew that might happen, so here’s a tiny sample of what’s on offer to investors at a few key levels:
TIER 1, $1000: Membership access to the brand-new Clubhouse on Grey or Granite Mountain; 5 transferable Adult Lift Tickets valid for 5 years.
TIER 3, $5000: Membership Access (as above); Limited Edition custom design LibTech Snowboard or Blizzard Skis; 10 transferable Adult Lift Tickets valid for 5 years.
TIER 5, $10,000: Access to 6 overnight on-mountain cabins; 1x Family Season Pass for 1 year or 2x Adult Season Passes; 2x Limited Edition custom LibTech Snowboard or Blizzard Skis; 10 transferrble Adult Lift Tickets valid for 5 years.

#5: You Are Starting to Get Giddy Now But Should Prolly Check With Your Spouse First
(Don’t. Just kidding!)

#6: You Know That Equity In RED Mountain Would Be The Ultimate Gift For That Friend/Boss/Mentor/Hot Little Number Who Really Has Everything
You’re gonna have to decide that one on your own, but we’re tempted to agree. A number of RED fans have asked about buying equity in someone else’s name as a gift and, yeah, we can make that happen. Talk about the gift that keeps on giving! Dang! You are pretty nice. Man, wish we had friends like you… (Oh wait! We do!)

#7: You Know That The FOMO On This Opportunity Could Really Sting On The Back End
It’s a limited time offer. There’s no way around it. The equity being offered is not limited but the time window in which Canadians can get in on this investment is - so get on it before it’s too late. If you suffer from FOMO, aka Fear Of Missing Out, you might want to just skip #8 and #9 and go get yours now right here. (But, please: No YOLO tattoos…)

#8 You Worry That Your Investment Might Be Squandered On Stupid !@&$ You Don’t Really Believe In
Oh, you’re one of those investors with a conscience. Cool. Us, too. Rest assured: Monies raised through this equity offering will put towards improving the adventure and experience here on RED. Think of this as investing in your own happiness, like a cold craft beer or getting your car detailed at the end of a long winter. Improvements include: Facelift and expansion on Paradise Lodge (with flush toilets!); additional run development for our famously-cheap in-bounds cat-skiing; new cabins on Granite or Grey Mountain; local academic scholarship fund; other stuff that sounds boring but is cool, trust us. After all improvements have been completed, remaining funds from the offering may be used to make additional on-mountain improvements and/or to reduce institutional debt, ahead of schedule, as set forth in the offering memorandum.

#9 You Think This Email Is Getting Kinda Long…
Sorry. We have a big story to tell here and we never get sick of telling it. Here’s your take-away, your bullet points, your Cole’s Notes: Go to FrontFundr.com now, review the disclosure there (including our detailed offering memorandum) and throw down. You’ll walk away actually OWNING part of everything we call RED Mountain: The slopes, the lifts, all undeveloped real estate, the lodge, Rafters, a post-apocalyptic supply of Caesar mix… If that’s not enough, you’ll REALLY be standing up for independence in a corporate climate of mergers and acquisitions that threaten to suck out skiing’s very soul.

If you’ve got the money, we’ve got the soul...

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to "Fight the Man. Own the Mountain."

U.S. Launch To Follow in the Fall

In summer 2016, RED Mountain Resort launched a crowdfunding campaign that rocked the resort world. “Fight the Man. Own The Mountain.” marked the first time in history that a for-profit ski resort had explored equity crowdfunding online.

“We launched this campaign just as Whistler-Blackcomb was purchased by Vail Resorts,” says Howard Katkov, CEO of RED Mountain Resort. “There were major acquisitions in the industry right before that and several more have continued since… We came out swinging for independence in skiing and people really responded. We surpassed our $10 million dollar pledge goal in the ‘Test the Waters’ phase months ahead of schedule. People clearly value the kind of fierce independence that RED represents even if they live on the other side of the world and have never skied here.”

“Fight the Man. Own The Mountain.” isn’t just some tag-line, either. It represents exactly what’s on offer here in this campaign. By purchasing equity—for as little as $1000—everyone from a parking attendant to a venture capitalist can get in on the action and walk away the partial owner of one of North America’s lauded resorts. Depending upon the level of investment for investors, perks can include custom skis and snowboards, access to overnight on-mountain cabins, and season passes that are offered as tiered rewards for extra incentive. (It’s not often that investors get thatkind of ROI up-front.) Even the lowest buy-in of $1000 comes with 5 transferable Adult lift tickets (valid for 5 years!), a value of nearly $450 or more—not to mention the bragging rights that come with ownership of Western Canada’s oldest ski resort.

“We predict that, ‘Hey baby—did you know I own this place?!’ is going to be the most over-used pick-up line at Rafters this winter,” jokes Katkov, adding: “Just remember I’m still CEO, OK?”

This day marks the start of the real equity offering for Canadian investors on FrontFundr.com - RED’s Canadian platform for the campaign. American investors have to wait to get their “Shred Equity” until November 2, 2017 on StartEngine.com as the U.S. process takes approximately 90 days longer.

“Rest assured: This staggered start does not put U.S. investors at any kind of disadvantage,” says Katkov. “Every single one of those 3,400+ people who made a reservation during Phase I can still convert that reservation to real equity in RED. Even people who missed out on Phase I can invest - we won’t turn you away because you were late to the table.”

This historic crowdfunding campaign has already been featured heavily on all major snowsports channels, from Powder to TransWorld and beyond. The Globe And Mailran a feature in March, 2017 covering Mr. Katkov’s efforts to ‘Fight The Man’. Videos created for the campaign have now been viewed over 600,000 times.

“It’s clear we struck a nerve with this campaign,” says Katkov. “What remains to be seen is just how many of our enthusiastic supporters convert their Reservations into real equity in RED now that the opportunity is here. Let’s just say that we’ll all be hitting the ‘Refresh’ buttons on our browsers a lot between now and Christmas [laughs].”

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

A Note from Howard Katkov: 72 Hours After Launch

To our RED friends,

We started working on the “Fight the Man. Own the Mountain.” campaign nearly a year and a half ago. It's been live for your eyes and the rest of the public world for a little under a year. It has been a platform for those to support, for those to doubt, and for those to give amazing feedback along the way.

The outpouring of your pledged support since the launch last year on August 22nd, has been gratifying and important, knowing that there are others who feel just like we do about the importance of the independent spirit and this valued lifestyle that this campaign represents.

Monday marked Day 1 of our Canadian live equity launch. Around November 2nd, will be Day 1 of the US launch and potentially a few other countries. The second leg of this journey has just begun and we couldn’t be more excited to have turned on the switch in Canada.

On Monday we closed the first 24 hours with $25,500 completed and another $483,000 currently in processing. According to FrontFundr COO Sean Burke, this broke the previous equity crowdfunding record in Canada by 20% and is now considered the largest Canadian equity crowdfunding pledge in a 24 hour period! As of Wednesday night, we've completed $172,000 with another $390,000 in processing. We will continue to push this momentum each and every day into our planned U.S launch. Your early support has meant the world to us.

For those of you that may be on the fence or still have a lot of questions, don't forget we have built out an extensive FAQ section that you can find on redresort.com/ownthemountain and if your question still hasn’t been answered, you can send it to us at the bottom of that page (or even reply to this email!) and I will personally respond to you. I've also put together this letter highlighting key points of this investment opportunity that I'd love for you to read. If you're Canadian and you're ready to take that step and join the RED family, simply click here to start your investment.

Thanks again for your support and welcome to the RED family. This is an exciting time for all of us.

Sincerely,

Howard Katkov

CEO, RED Mountain Resort

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

Open Question & Answer Forum at RED Mountain Resort On Thursday, September 21st!

RED Mountain Resort would like to invite you to join us for an Open Question and Answer Forum on September 21st with RED CEO Howard Katkov and RED's Management Team to discuss the following topics:

"Fight the Man. Own the Mountain." Crowdfunding Campaign

We want to make sure if you still have questions that we answer them for you to the best of our abilities. Need more clarity on investment perks, equity ownership details, or the Offering Memorandum? Or perhaps something else related to the campaign? Whatever it is, we invite you to bring your questions and get answers from RED CEO Howard Katkov. Also provided will be print outs of our ski and board perks, frequently asked questions, and Howard's 2-page letter detailing out highlights of the Offering Memorandum.

RED Infrastructure Upgrades

We've been working on some great new projects this off season. We'll be discussing our current construction projects like the new Paradise Lodge upgrade, High Performance expansion, and more. We invite you to bring your questions about these projects to the RED Management team to discuss!

This Open Q&A Forum will be held at the Conference Room of the RED Base Lodge from 7pm-9pm. Tea and coffee will be provided.

We sincerely hope to see you there,

RED Mountain Resort

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

Join RED CEO Howard Katkov on Wednesday, September 27th For a LIVE Online Q&A Session.

Register now to participate in our first ever Live Online Q&A Session with RED CEO Howard Katkov discussing our internet equity crowdfunding campaign, "Fight the Man. Own the Mountain."

Join other skiers, snowboarders, investors, and other like-minded individuals to ask your questions about the campaign. Want more specifics on the rewards? Expansion projects? Details about equity? Ask your questions and get the answers on September 27th, 12:30 pm PST!

We've set up this 1-hour Q&A session to help those that may still be looking for clarity with this campaign offering. We understand the Offering Memorandum released for the Canadian Launch is a lot of detail and we want to be as clear as possible to all of you interested in this opportunity. We sincerely hope to see you there! In the meantime, you can also read my letter breaking down and highlighting some key areas of the Offering Memorandum into just 2 pages.

Are you Canadian and ready to invest now? Click here to head over to our FrontFundr page to begin your investment.

Thanks as always for your support,
Howard Katkov, CEO
RED Mountain Resort

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

Dear Red Mountain Friend, If you are a Canadian considering investing in RED and have registered with FrontFundr you can now invest in RED and will be given access to a lot of legal and financial information. Without giving you a summary, I wanted to point out a few facts and deal points related to the offering documents and RED’s offering of Class D Units. What is discussed below is also relevant to our US friends who have reserved but will have to wait until sometime around November 2nd, 2017 to invest.** It is also relevant to all of the residents of countries outside of Canada and the US who I know are waiting to hear from us with respect to their opportunity to invest in RED. As stated in our FAQ’s, in the coming months we will be providing updates regarding which other countries can participate in the offering. We hope to provide an update before we go live in the US, since any additional investors outside of Canada and the United States will use the Start Engine Portal to invest – stay tuned! You can also click here to go directly to our FrontFundr campaign page > First, your Class D Unit investment will be “last money in, first money out”, ahead of Class A, B, C and C2 unit holders. In other words, in the event of a sale, your capital will be paid back before any other Unit holders. Your capital investment will only rank behind our institutional debt of approximately C$4,900,000 as more fully described in the Canadian Offering Memorandum. You can also find this in our Limited Partnership Agreement, which is posted on FrontFundr. Secondly, as noted in the Canadian Offering Memorandum, on June 30, 2017 two lenders to RMR Acquisition Corp. ("RMR"), a wholly owned subsidiary of the Partnership, converted a little over C$23.5M in principal of loans to Class C Units in the Partnership. These lenders agreed to convert their loans on a principal only basis and to waive all accrued interest owing by RMR to such lenders. In exchange for doing so, these lenders received a profits participation interest in the form of a new Class C2 Unit as described in the Canadian Offering Memorandum. The conversion of this debt has a very positive long term impact on the income statement, balance sheet and the business of the partnership. All of the Class C and C2 Units issued in connection with this debt conversion rank behind the Class D Units with respect to repayment of capital. Third, the RED Ski Resort has just experienced its two most successful ski seasons (fiscal years ended April 30, 2016 and 2017) on record (records dating back to 1988). Compared to an average of the previous best four seasons since current ownership of RED was acquired in 2004, the 2015/16 season saw an 8% increase in guest visits. The 2016/17 ski season saw guest visits increase 21% compared to the same four season average. The 2016/17 ski season saw an increase in lift revenues of 23.9% over 2015/16. We are excited and hopeful that the addition of the 106 room Josie Hotel and some nice winter weather will continue this trend. Fourth, although we are going live in Canada on August 14, 2017, RED has already commenced construction of the remodeling of Paradise Lodge, High Performance Center, Piste Off Retail Center and the expansion of the parking lot, using a short-term bridge loan as described in the Canadian Offering Memorandum. All of these projects are disclosed in the use of proceeds section of our Canadian Offering Memorandum but we wanted these four projects to be complete by the beginning of this upcoming winter. We are hopeful that our Fight the Man campaign will be successful in order to repay the bridge loan for these projects. Fifth, a number of you have asked what percentage the Class D Units will get of the partnership. The partnership works a little differently than some of the companies you may have invested in before. The partnership is governed by a partnership agreement which sets out how each class of units will be treated, including with respect to the waterfall of distributions made by the partnership. As mentioned above, holders of Class D Units are at the top of the waterfall – they will get their money back out of any distributions before any distributions are made to holders of Class A, B, C and C2 units. Class D Units will rank in priority to all of these issued securities in terms of repayment of capital. After the repayment of all capital and priority distributions in the waterfall for all classes of units, Class D Units will participate in residual distributions with all the other classes of units as set out in the Canadian Offering Memorandum and the Limited Partnership Agreement posted on FrontFundr. It is estimated that the proportion in which the Class D Units would participate in the residual distributions is based upon a “premoney” (i.e. prior to the Class D Unit offering) enterprise valuation of approximately C$53,104,977, as further described and subject to the assumptions set out in the Canadian Offering Memorandum. If the maximum offering of C$10,000,000 of Class D Units is achieved, it is expected the holders of Class D Units would receive approximately 15.85% of the residual distributions (after the repayment of capital and priority distributions of the other classes of units)– see pages 16-17 of the Canadian Offering Memorandum for the calculations and assumptions behind this example. However, RED does not expect to be making residual distributions in the foreseeable future. Since Class D Units do not carry voting rights, there is no percentage of voting power afforded to the holders of the Class D Units. Investors should read the Canadian Offering Memorandum describing the terms of the Class D Units and the other units of RED. Sixth, it is anticipated that the overnight cabins and clubhouse forming part of our tiered rewards will be constructed in the summer of 2018 and available for use in the 2018-19 ski season. The clubhouse will be a small cozy space for members and guests of members only on Grey or Granite Mountain. The clubhouse will be located on mountain in general proximity to the overnight cabins. It will include a fireplace and a few different social gathering areas and will have a cash bar and select daily menu food service. All members will be issued a membership card and will be allowed to sign in guests (based on space availability). The clubhouse will be open every day during lift operation hours during the winter season. Subscribers who invest $10,000 or more (Tier 5 or 6) will become RedHead members and will be given priority access and pricing to overnight on-mountain cabins based upon a reservation system to be finalized at a later date. Nightly fees for members are anticipated to initially be approximately $100/night per cabin (housekeeping fee). The cabins are anticipated to be open during the winter ski season, weather dependent. After the RedHead club member priority period has closed the cabins will be open to public reservations if space is available. Minimum stay will be one night. Maximum stay is yet to be determined based on reservations. Reservations will be required to be secured with a credit card and full payment will be required prior to check in. For large groups requiring more than one cabin a 20% non-refundable deposit will be required at the time of booking. Balance will be required 60 days prior to check in. Regular membership to the clubhouse and RedHead membership to the overnight on-mountain cabins will be transferrable by the holders thereof but may not be divided amongst two or more individuals. These memberships will not be attached to the Class D Units and are being provided as special incentive under this Offering. Subscribers wishing to transfer their Class D Units (in accordance with applicable securities laws, including restrictions on resale set out elsewhere in this Offering Memorandum), may choose to transfer their membership to the subsequent purchaser of Class D Units, or not. Finally, for me personally, this has been one of the most interesting, challenging and nerve wracking projects that I have ever lead. We have opened up our house for you to review and hopefully you will appreciate this opportunity to be an owner in RED. We know that this investment is not right for everyone. But for those who want to join our family, and stand up for independent skiing, welcome to Red Mountain. We look forward to sharing our common goals and dreams as partners in what we think is one of the greatest ski resorts in the world! Cheers, Howard Katkov, Chief Executive Officer Click here to go directly to our FrontFundr campaign page >

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to “Fight The Man. Own The Mountain.” U.S Launch To Follow In the Fall FOR IMMEDIATE RELEASE ROSSLAND, BC, CANADA (August 14, 2017) – Less than a year ago, RED Mountain Resort in Rossland, BC launched a $10 Million crowdfunding campaign online called “Fight the Man. Own The Mountain.” This was the first time a for-profit resort had explored equity crowdfunding online and nobody knew what to expect. Fans of independent skiing and snowboarding showed up from far and wide to pledge their support and the resort surpassed its goal by several million dollars in Phase 1, known as “Test The Waters.”

Starting Monday, August 14th, Canadians can make good on their pledges and walk away actually owning a piece of one of North America’s most storied ski resorts.

“We planted our flag on this issue just as some of North America’s most famous resorts were amalgamated,” explains RED CEO Howard Katkov. “People were very passionate about keeping RED out of harm’s way. And, within a month, we had surpassed our wildest dreams on the crowdfunding front. I just hope everyone in Canada will recognize that now is the time to make good on those pledges and invest real dollars, for real equity, in a resort that’s about as real as it gets.”

Canadians are able to commit to their equity purchase starting August 14th on FrontFundr.com. US investors can purchase equity starting November 2nd on StartEngine.com, as the U.S. regulatory process takes approximately 90 days longer than in Canada.

“I want to make it very clear that the earlier Canadian opening date on subscriptions does NOT offer an undue advantage to RED’s Canadian fans,” explains Katkov. “Nor does it present a disadvantage to American investors. We will not run out of equity. We will not run out of perks or tiered rewards. People on both sides of the border will still have the same opportunities to invest and the same opportunity to reap the rewards. Nobody’s jumping the gun here…it’s a staggered start.”

Since launch on Phase 1, this unique “Fight the Man. Own the Mountain.” campaign has resonated far beyond Canada’s Kootenay mountain range with a fierce message of independence in an atmosphere of corporate mergers and acquisitions.

Potential investors are urged to “do the math”—i.e. their homework, their “dude diligence”—before dropping in on this unique equity offering, and can begin here. Two unique aspects of the offering are worth noting up front:

The first is a clause informally dubbed, “Last In, First Out”. What this means is that investors in Phase II—whether they’re in for $1,000, $25K or more—would be among the first paid back for their Class D units in the eventuality of any possible future sale of the resort. They would receive their investment back before all previous equity investors.

The second is the “rewards” associated with each level of investment, from lift tickets, custom skis or snowboards, season and family passes and access to a purpose-built clubhouse and overnight cabins. These rewards are laid out in the FrontFundr and Start Engine platforms.

“It’s showtime, and we’re both excited and a little nervous at the same time,” says Katkov. “The success of the campaign thus far has been an incredible reminder of the passion that the snowsports community really runs on. I think a lot of us in the industry lose sight of this passion from time to time… ‘Fight the Man. Own the Mountain.’ has become emblematic of the fight for independence in skiing all over the world. Even people who have never skied here are sending me emails from Scotland and Switzerland asking how they can invest just because they like what we’re up to here. This means the world to us. It really does. I can’t think of any sport where the passion runs this deep or crosses borders and languages so effortlessly.”

(RED Mountain Resort will continue to investigate the possibility of investors outside Canada and the US participating – international investors, stay tuned!)

To be a part of the future of independent skiing and snowboarding, you can learn more about the offering and invest here — as long as you’re Canadian.

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

STARTENGINE WEBPAGE

Fight The Man. Own The Mountain.

Become an Owner of RED.

RED Mountain is an Endangered Species within the ski resort world. We have the snowfall, vertical drop, world-class terrain and 4-season fun to go boot-to-boot with the Big Guys, but have consciously maintained our mom ’n’pop/weird uncle feel for over 100 years. We’re tired of seeing families priced out of a premier ski vacation by Mega Resorts. It’s time for a change…

RED Mountain’s preservation as a fiercely independent, non-corporate entity is beyond worthwhile and now you get to be apart of it: “Fight the Man. Own the Mountain.”

Through this campaign, we're giving you the chance to actually own a piece of this place. That’s right – OWN:  The mountain, the chairlifts, the lodge, condos, snow making, you name it. Every asset we’ve got, man. (Think of it as “Shred Equity”…)

This is your chance to actually be an owner of an extraordinary mountain that many consider a true sanctuary in a complex world. This is the investment opportunity of a lifetime — and it's not just an opportunity for the 1-Percent.

**Important NOTE: No money or other consideration is being solicited at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted and no part of the purchase price can be received until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering involves no obligation or commitment of any kind.**

The Current Industry

We now live in the land of Mega Resort mergers and acquisitions, a world where the independent spirit of skiing is being peeled away, piece by piece, and traded for Starbucks outlets at the base, covered escalators to the lift line, and investment bankers’ hands in your pockets everywhere you turn.

Did you that about 50 ski resorts are owned by just 4 corporations? And 60% of those acquisitions happened in the last 10 years. The most recent  — and potentially the biggest acquisition in the history of skiing — Vail Resorts acquired Whistler Blackcomb August 8th, 2016 for over $1 billion and Aspen SkiCo/KSL acquired 10 resorts in 2017 (Mammoth Resorts and Intrawest). It continues to happen and it won't stop. We’re aiming to buck this trend. And for good reason.

If you live for skiing and snowboarding, you should know that every waterpark and golf course that gets built will be reflected in the price of your lift ticket — whether you’re “fore” it or not.

At RED we like to do things differently. Always have. Always will. We’re like the Green Bay Packers of the resort world – the NFL team owned by its community since 1923. And, just like The Pack, you could own a piece of us. When we say "us" we're talking a resort that's Top 20, size-wise, in North America; a resort coming off its best fiscal year yet; a resort that was listed by The New York Times as a "Top 10 Place to Go in the World". Not bad for independent, eh?

But it’s not just about “stickin’ it” to the man. (That's just the fun part…) It’s about acknowledging the importance of this lifestyle and culture that we all have grown to know and love from a young age and doing our part to keep it thriving. Times like these don’t come around too often… We're making history here, folks!

As CEO Howard Katkov puts it, “Why not join us on this big mountain, big community, love-driven adventure... We’ll keep investing in this community and these fantastic people with or without your help, but dropping in on this could change your life—just like it changed mine.”

WE’RE OFFERING YOU A TRULY UNIQUE OPPORTUNITY TO OWN A SLICE OF A WORLD CLASS SKI RESORT IN THE WEST KOOTENAYS OF BRITISH COLUMBIA

RED, Western Canada’s oldest ski resort, began its life as a community-owned entity when many of the skiers were crusty Scandinavian miners who whittled their 300cm skis out of lightning-struck trees. Now, through the power of the internet and the magic of equity crowdfunding, RED Mountain would like to reboot the community-owned SkiClub model—before it’s too late.

We know that you could invest your money in that biotech company trying to engineer sweeter children. Or that new app that puts your face on your favorite breed of dog. But by owning a piece of this mountain, what we’re offering is of an entirely different order. This is as analog as it gets:

Face shots. Crisp mountain air. Four generations of skiers and snowboarders racing down our storied slopes together and then fighting over a mountain of nachos at Rafters. Rosy cheeks. Full body smiles. Cold beer. Simple pleasures. And in a hectic world where everything moves too fast and all at once, you are acknowledging that this "back to the basics" simplicity is back to what really matters. A community of like-minded individuals and adventurists can be one of the most powerful forces ever. This is why we’re offering you the opportunity to join us. And own us.

See, RED Mountain is a Keystone Species in the larger ski resort world:

KEYSTONE SPEICIES

A species on which other species in an ecosystem largely depend,

such that if it were removed the ecosystem would change drastically.

We’ve always chosen to do things differently—for over a century. While “they” focus on more “shopping opportunities,” we focus on the adventure and revel in the fact that we have Rossland, a real, historic, Gold Rush-era town at the bottom of the hill. They sell you a side of fries for $10 and we offer $10/run cat-skiing. It’s like this at every turn on RED. Surprise & Delight, yo.

SEE, HE’RES THE THING. WE AREN’T JUST KEEPING IT REAL FOR US. WE’RE KEEPING IT REAL FOR EVERYONE.

This is serious. That’s why we claim Keystone Species. We believe that keeping a place like RED thriving betters the sport for everyone in a time where families that love this mountain lifestyle are getting priced out left and right. Skiing and snowboarding should never become elite sports like polo or Formula 1.

So What's In It For Me?

What we are offering here on StartEngine is truly the opportunity of a lifetime. We sincerely hope you’ll join us to “Fight the Man. Own the Mountain.” We’ve been at this for 12 years and could use your help at this juncture to stay fierce, independent, proud, and a little bit odd.

This campaign to raise money is to keep us stable moving forward, supported by those who love this sport and this way of life the most. It’s about building and growing this community and this love for the sport. Think about it. Whether you’re in for “dimes or dollars” we’ll make it worth your while. By buying into this campaign, you'll actually own realequity in this company. We're not talking a "Thank You" certificate, we're talking legitimately owning an actual piece of this place.

This current "Test The Waters” stage allows parties to express interest in the investment without handing over any actual loot — now or later. (Imagine a hyper-convoluted “Like” Button that is 100% risk-free. Drop $1,000 or $10,000, no commitment necessary.) If Test the Waters gains sufficient traction from people like you, RED will will move on to the next round with offering actual equity in the company, unique tiered perks and rewards with each investment sure to appeal to ski and snowboard enthusiasts especially (take a look at the list over to the left!), and a $1,000 minimum buy-in, all fully regulated by the SEC and in accordance with Canadian securities laws.

Where’s your money going, you ask? The money raised in this campaign will go toward improving the adventure here at RED. Think of this as investing in your own happiness, like a cold craft beer or getting your car detailed at the end of a long winter. Plans include:

•	Remodeling and expansion of the Paradise lodge including a new kitchen, 40% more seating, and new washrooms.

•	Additional run development for expanded cat skiing on Mount Kirkup

•	Building a new clubhouse and overnight on-mountain cabins on either Grey or Granite Mountain.

•	A brand new high performance centre, which will double our fleet of skis and boards.

•	Expanding our Piste Off Retail store and expanding our parking lot by roughly 200 spaces to accommodate the growth of our visitation.

•	For spring and summer activities, we’ll be building a multi-use trail for hiking and mountain biking from the base area to the top of Grey Mountain, connecting to the Seven Summits trail system.

•	Supporting the creation of an annual local academic Scholarship fund for higher education.

•	After all of the improvements above have been completed, remaining funds from the offering may be used to make additional on-mountain improvements and/or to reduce institutional debt, ahead of schedule, as set forth in the offering memorandum.

You can be a part of all of this - and more importantly, an owner of all of this.

“We’re gonna be the Green Bay Packers of the ski world!” jokes Katkov. “And, just like The Pack or whichever underdog inspires you, we’re really looking to our hardcore fans to throw down here – we’re talking ownership after all.

We’ll happily take the big bucks–bring it!–but we have intentionally set our minimum at a very low $1,000 to entice hardcore skiers and snowboarders who might not have a High Net Worth–even if some of them have the ‘high’ part on lockdown...”

What we’re asking of the larger snow-sliding community is as straight-forward as pointing those planks downhill: Buy in now. And bow out of the side of skiing that is quickly becoming a pursuit for 1-percenters. Oh yeah, and more importantly - become an owner of a ski mountain!

There’s only one red mountain. The 10 million dollar question is: Are you going to own a piece of it or not?

General FAQ

If I say yes to a certain investment in the "Test the Waters" phase, am I obligated in any way or can I change my mind?

No, you are not obligated at this time - this phase is to gauge interest in and traction of an equity offering, and your "reservation" at this point is in no way an obligation - expressions of interest help us gauge whether we move to Phase II or not.

If I decide to invest after "Test the Waters", when will I get the opportunity to do so?

If it is determined that there is enough interest, we anticipate an offering will be made approximately 4 months after the “Test the Waters” phase has closed.

What happens if there isn’t enough interest in Test the Waters?

If there isn’t enough interest then we will not advance to Phase II with an equity offering.

What are the Tiered Investment Rewards?

When the "Test the Waters" Phase moves to the next level, your investment will come with bonus rewards to better enjoy the adventure, lifestyle, and culture that you're helping preserve. There are 6 Tiers of investment rewards detailed above.

What is the membership clubhouse? What's in it? Can I bring friends?

The clubhouse will be a small cozy space for members only at the top of Grey Mountain connected to the public restaurant. It will include a fireplace and a few different social gathering areas, and will have a bar with snacks. Yes, you can sign in a guest.

Is my information shared when I pledge in "Test the Waters"?

You will get updates from RED via StartEngine after you“reserve” your investment in the Test the Waters phase. No information will be shared publicly when you “reserve” your investment.

Need more answers? We've consolidated a lot of questions since Day 1 of our launch that you can check out right here.

The Last Great, Unspoiled Resort

Located in Rossland, BC—the first stop along the famous “Powder Highway”—RED delivers 2,877 lift-serviced acres (4,200 total!) of pristine skiing unfettered by overdevelopment. With epic vertical (2,919 ft/890m!), in-bounds cat-skiing, wide-open groomers, 360-degree descents, a rich tradition, and—phew!—the BEST gladed tree runs in North America, this best-kept secret has been let out of the bag.

Once you're here, it's hard to imagine ever wanting to go anywhere else. Just ask some of the locals - they used to be visitors themselves!

2016:

An epic snow year and RED’s best fiscal year ever

Lift Ticket sales, season pass sale,s and lodging are all up.

Best lift revenue than any year in the 67 years since someone started keeping proper books ‘roun dhere.

2015:

Get Lost Adventure Centre opens

to expand 4-season activity options and provide effortless access to incredible Kootenay community resources such as river guides, fishing outfitters, and fat bike rentals.

2014:

Legacy Training Centre opens

to preserve RED’s reputation as a breeding ground for kick-ass ski racers including Olympians and National Team members.

2013:

Expansion to adjacent Grey Mountain. Terrain increased by ~1,000 acres.
RED joins Top 20 resorts, size-wise, in N. America, comparable to Breckenridge or Jackson Hole.

Mixed-skill groups rejoice. Americans insist “Grey” misspelled.

2012:

Revitalization of historic downtown Rossland,

a Gold Rush town with stately stone buildings and a lively main street.

Big bronze statue of Olaus Jeldness,

the godfather of skiing in Rossland, installed, promptly pooped on by pigeons.

2010:

Renovated 1948 base lodge with a sustainable approach
that maintained original beams from the 1860s and iconic red lockers that the community had come to love.

Changed out urinal pucks.

2004:

Howard Katkov and partners form RED Mountain Ventures and purchase the resort from the first owners outside the original community Ski Club.

Between 2004 and 2016, RMV has put their focus toward sustainability and preservation by enhancing the experience and the adventure and investing in modernized infrastructure, renovated lodging, new housing, installing new lifts, expanding terrain, adding snowmaking, and mo

RED Mountain Resort Manifesto

•	We believe that a day on the mountain is always better than a day on your phone.

•	We believe that kids who grow up shredding naturally become free thinkers, risk takers, lifelong outdoor enthusiasts, and perhaps the kind of smack-talking bon vivants the world needs more of.

•	We believe that skiing and snowboarding are “lifestyles” rather than “sports” because they change lives. RED Mountain owes its very existence to this passion and has run on it for over a century.

•	We believe, as entrepreneurs, that skiing has taught us how to make the most of what the day gives you, how to trust our instincts, and how to value what we have instead of constantly lusting after more.

•	We want families priced out by corporate resorts to rediscover the simple joys of snow, gravity, and fresh air without having to sell a kidney in the process.

•	And, yeah, we kind of want to stick it to the corporate ski resorts. They don’t own skiing and snowboarding. YOU do.

The Vision of RED

Passion:  The desire to have or be part of a mountain lifestyle.

Community:  Strong integrated community of diverse yet like-minded people.

Adventure:  Exciting, extraordinary, challenging experiences.

Youthful & Fun:  An ageless desire to embrace and enjoy life in a lighthearted way.

Simplicity:  A relaxed lifestyle; freedom from complexity.

Quality:  Meet or exceed expectations on all levels.

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

UPDATES: ALL UPDATES HAVE DISCLAIMER ON THE SAME WEBSITE THAT THE UPDATES ARE POSTED ON:

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

And So It Begins...

about 1 year ago

Thank you everyone!
As of this morning - in just over 24 hours - we hit the $1 million mark of reserved shares and couldn't be more excited for your interest! Thank you everyone who jumped on board so soon validating the importance of our mission in the midsts of the current ski industry. We know we have a long road ahead towards the $10 million mark - so please continue to share this campaign with all your friends!

Sincerely,

Howard Katkov, CEO
RED Mountain Resort

More Questions? We've got it covered.

about 1 year ago

As we approach $2 million in reserved shares since our launch on Tuesday, we've had the absolute pleasure of hearing your feedback, questions, comments, and kind words. We couldn't be happier seeing how this has resonated with so many in the ski and snowboard communities near and far. Since Day 1, we've worked on consolidating all of your questions (and our answers) from Facebook, email, and phone all into one location. You can access those answers (as well as see all campaign assets and outside press coverage) here: http://www.redresort.com/redstartengine.

If you don't see an answer to your question, you can submit it on that page and we will personally respond back to you as well as add it to the list.

Thank you all again, we are very excited for what's ahead!

- RED

$3 Million in 10 Days!

about 1 year ago

Hello Everyone,

Earlier this afternoon we officially hit $3 million with over 760 reservations in just 10 days, and we could not be more thankful for your support. It is so gratifying that our campaign speaks to you in a way that we hoped for: your love for RED Mountain. I have personally talked to many of you in the last 10 days, discussing your excitement, as well as your questions and concerns. Your feedback has been critical if we take this campaign to the next phase. All comments are constructive and we sincerely appreciate them. Having said that, we will continue to listen to all of you as we move forward. Today we are at 30% of our goal in just 10 days. Most importantly though, this story is about you, RED Mountain, independent ski resorts, and the power of social media. If you believe in our campaign, we only ask that you continue to spread the word! This is as grassroots as it gets and people like you are what will get us to our goal. Thank you again, and we will continue onward!

Cheers,
Howard Katkov
CEO, RED Mountain Resort

Another First.

12 months ago

As of last week, we officially hit the $4 million mark with over 1,000 reservations! Thanks to everyone for jumping aboard this historic campaign. We still have some serious climbing to hit our goal of $10M to clear “Test the Waters” but with your continued enthusiasm we know it can be done.

And now we have yet more incredible news to shout from the mountain: The Josie Hotel, under construction located at the base of RED Mountain—owned and operated by independent developers—has cleared its own necessary financing and is on schedule for the 2017-18 Winter opening. We’re honoured that William Cole Company chose RED as their first development at a ski resort.

This hotel is truly groundbreaking news in both senses of the word. The Josie will be one of the first architecturally unique hotels to be built at a major ski resort in over a decade: a modern, 106-room boutique hotel, right at the base. Josie will encompass a restaurant, bar, conference and meeting rooms, a large function deck and a spa including an outdoor slope-side pool—just for style points.

Now, if you’re imagining some cookie-cutter MegaResort hotel dropped out of the sky, stop right there. The hotel design, while contemporary in nature, has pulled together subtle elements and motifs from Rossland's heritage of mining and commerce. The result is a cohesive development, which is fully integrated into the landscape, that emphasizes the pedestrian experience, and takes full advantage of views and light.

The Josie Hotel will be one of the most significant economic drivers for the community in several decades. The hotel will increase tourism visitation, boost commerce for our region and create additional four-season employment that is vital for sustainable growth. You can read this announcement in its entirety here: http://www.redresort.com/news/letter-howard-katkov-ceo/

Howard Katkov
CEO, RED Mountain Resort

Nearing $4.5 Million + You Could Win Up to $40,000!

12 months ago

We've almost hit the $4.5 million mark with nearly 1,200 of you reserving shares - we couldn't be more grateful for what this movement has become!

If you've visited our StartEngine page recently, you may have noticed there's been a blue "Share" button added on the top right corner of our campaign page. This is part of StartEngine's newly launched contest where you could win $40,000 and a new Elio Vehicle!

All you need to do is share the link with your friends - helping spread the love for our Fight the Man. Own the Mountain campaign - and you'll receive one point for every user you get to sign up for StartEngine. The person with the most points will win $20,000 and an Elio Vehicle! If the first place winner receives more than 50,000 signups, StartEngine will double their cash to $40,000. Talk about a lot of ski trips with that one, eh?

To Compete In the contest just do the following:
1. Go to our campaign page (https://www.startengine.com/startup/red-mountain-resort).
2. Sign up or log in to your StartEngine account.
3. Click the "Share" Button in the top right corner and start sharing with friends.

We are very excited for the next few months as winter approaches and promotions like these can only help us get to where we need to be to make this campaign a reality. We would absolutely love for you to share this with your network.

Thank you again, snow is coming!
RED Mountain Resort

We've Passed the Tipping Point!

10 months ago

We're Over Halfway There!

A few weeks go, we hit a very important milestone, tipping the campaign past the halfway mark towards our $10 million reservation goal. We couldn't be more excited at not only what you've been able to help us accomplish to date, but that our message and stance against a growing trend in this industry has resonated so strongly with so many of you. We thank you from the bottom of our hearts and have enjoyed every day of this journey, answering your questions, and taking your feedback, concerns, and comments to heart. It's been nothing short of incredible.

While nearly $5.5 million and over 1,400 reservations is absolutely a huge voice of support with this campaign - we are far from finished and still need your help every step of the way. It's important to know that we need to hit our $10 million mark to reach "Phase 2" where we can then offer actual equity shares of the company, release financial statements, concrete perks, company details, and more.

We'll need you more than ever as we approach our 2016/17 winter season. We hope that you continue sharing our campaign, video, and content with your friends, friends of friends, your mailman, your relatives, and your new neighbor that just moved in who happens to have a snowboard rack on his car. We can't wait for the season to kick off and hope you're just as excited as we are!

Sincerely,
Your friends at RED
#OwnTheMountain

Over 75% to the Finish Line!

8 months ago

This winter at RED has been nothing short of incredible. With packed lodging, countless powder days, and more happy faces than I can even count - winter is in full swing here and we couldn't be more excited to have this crowdfunding campaign be a part of it all.

We marked 2 new milestones as of this morning - reaching over 2,000 reservations(!) as well as officially surpassing 75% of our goal to the tune of $7,518,500! We can't tell you how excited we are each and every day seeing more and more of you jump on board knowing you see how special this all is - just as much as we do.

Also, stay tuned for a new video we're releasing over the next week or two with some new announcements and exciting investment details about your reservation! We'll also be following up the video announcement with an even more detailed letter sent to any current reservation holders.

Lots of exciting things happening here at RED and you 2,000+ are right now at the front and center of it all. Thank you for shaking up this industry and being a part of something truly groundbreaking. Time to go shred some powder this weekend!

- Howard Katkov, CEO
#OwnTheMountain

New Announcement Regarding Ownership Details

8 months ago

We've surpassed 90% to our $10 Million Goal!

First off, we're thrilled to announce we just passed the $9 million mark! We thank you for your support and couldn't be more excited about our progress today. The countdown to 10 Million has officially begun!

Second, we recently just launched a new update video on the campaign with new details regarding ownership of RED to help answer some repeated questions. We have some very good news to announce so we hope you'll watch the video and continue to spread the word with this historic campaign!

Learn about New Ownership Details Here >

Sincerely,
Howard Katkov, CEO
RED Mountain Resort

We've Hit Our $10 Million Goal!

7 months ago

Dear Friends,

To all of our friends, old and new, we wanted to let you know that we hit our goal of $10,000,000, and YOU are the reason.  It’s one thing having an idea and reaching out to our skiing community to see if it resonates.  It’s another thing entirely to have you all respond in such a positive way. This campaign has always been and will continue to be about your passion for skiing and your love and respect for RED Mountain. You are standing up for independent skiing and the preservation of a place and a lifestyle that must be protected – and celebrated – for generations.  We thank each and every one of you for stepping up and supporting our efforts.  We have now commenced our Phase 2 legal and accounting process and expect to be complete this Fall to launch with our equity offer.  In the meantime however, this is definitely not the last you’ve heard of us – this is only the beginning! We’ll be keeping you engaged throughout the next several months with exciting news along with showing the beauty of Rossland and RED for all seasons.  As always, if you have any questions, please feel free to reach out to us.

Thanks again,

Cheers,
Howard
CEO, RED Mountain Resort

PS. Check out our announcement video here! >

Launch Dates for Official Phase 2 Offering

6 months ago

Hello everyone,

As the winter season comes to an official close April 2nd, I wanted to reach out personally and thank you for our best season ever. I’ve been CEO here since the spring of 2004 and, thanks to you, 2016-17 had deeper days and a deeper sense of community than any other year than I can remember.

The biggest reason this year felt different was this sense that everything great about RED and Rossland got “turned up” by our “Fight The Man. Own The Mountain.” campaign. This community crowdfunding campaign reminded everyone just how special this place is and that special is worth standing up for.

The success of “Fight The Man. Own The Mountain.” surprised everyone—even me. We cleared Phase I on StartEngine well before the deadline and are proud to inform you that work has begun on Phase II in Canada and the US. We plan to have formal Phase II offering documents ready for Canadian investors around July 15th and for US investors around October 15th (due to the differences in securities regulations, the US offering documents will take longer to finalize). This will still allow all investors to have at the very minimum their lift tickets and/or season passes in hand when the lifts start running at RED in the winter of 2017! No matter when you invest though, you will get your tiered rewards as set out on RED’s StartEngine webpage. For international investors, we will be getting back to you in the summer after reviewing the number of reservations in your jurisdiction, and where appropriate, the legal requirements for investing in that jurisdiction. For all Canadian investors, StartEngine and RED Mountain will be officially partnering with FrontFundr, a registered dealer in Canada, in order to collect subscriptions (your investment) in Canada. More details will be provided in the near future, stay tuned!

And again, thanks to all of YOU who reserved your slice of paradise on StartEngine. You believed in RED and RED believed in you and that’s why we’re in this enviable fiscal position heading into spring and summer: Proud. Independent. Strong. While we’re sad to say goodbye to the many, many powder days we enjoyed this year, we also know how much fun this region is in spring and summer. If you’re a serious recreator or power relaxer, the Koots are unbeatable on both fronts. Our new video series being released each coming month will give you a better idea of just how great it can be.

We hope you’ll continue to track our progress on this vanguard initiative and continue to support independent skiing and snowboarding. If you have any questions not covered by the extensive FAQ, I will be able to respond to them personally at the bottom of the page here: www.redresort.com/ownthemountain

Many thanks,
Howard Katkov, CEO
RED Mountain Resort

Less Than a Week Till We Go Live!

about 1 month ago

It's been BUSY around here! If you missed it before, did you hear we're now less than 1 week out from the official  "Fight the Man. Own the Mountain." Canadian equity offering? (Don't worry Americans, you're next soon!) We've been preparing, prepping, primping, pre-reading, re-reading, and...well, you get the picture. Check out what's been happening in the last few months with our new video below. (That Josie Hotel is lookin' good too!)

So if you're Canadian and haven't yet signed up on our FrontFundr campaign page- our Canadian Partner to launch our equity offering - be sure to do so now. Rest assured, Americans will still receive their later planned November 2nd offering launch on StartEngine, and at no disadvantage to this earlier Canadian offering.

We couldn't be more excited for next week, so be sure to mark your calendars and be ready to throw down for independent skiing and snowboarding for our Canadian offering this Monday on August 14th!

Launch Day Update from CEO Howard Katkov

about 1 month ago

To our RED friends,

We started working on the “Fight the Man. Own the Mountain.” campaign nearly a year and a half ago. It's been live for your eyes and the rest of the public world for a little under a year. It has been a platform for those to support, for those to doubt, and for those to give amazing feedback along the way. The outpouring of your pledged support since the launch last year on August 22nd, has been gratifying and important, knowing that there are others who feel just like we do about the importance of the independent spirit and this valued lifestyle that this campaign represents. Yesterday marked Day 1 of our Canadian live equity launch.  Around November 2nd, will be Day 1 of the US launch and potentially a few other countries. The second leg of this journey started yesterday and we couldn’t be more excited to have turned on the switch in Canada.

Yesterday we closed the first 24 hours with $25,500 completed and another $483,000 currently in processing. According to FrontFundr COO Sean Burke, this broke the previous equity crowdfunding record in Canada by 20% and is now considered the largest Canadian equity crowdfunding pledge in a 24 hour period! We will continue to push this momentum each and every day into our planned U.S launch. Your early support has meant the world to us.

For those of you that may be on the fence or still have a lot of questions, don't forget we have built out an extensive FAQ section that you can find on redresort.com/ownthemountain and if your question still hasn’t been answered, you can send it to us at the bottom of that page and I will personally respond to you. If you're Canadian and you're ready to take that step and join the RED family, simply click here to start your investment.

Thanks again for your support and welcome to the RED family. This is an exciting time for all of us.

Sincerely,

Howard Katkov
CEO, RED Mountain Resort

Closing in on $1 Million!

6 days ago

Hi everyone. It's been just under a month since our Canadian launch and we couldn't be more thankful for the outpouring of support and a great start we've had so far! As of today, between completed and processing investments, we've raised nearly $850,000 with more coming in daily - and it's not even winter yet!

We're very excited to continue this momentum into November for the planned U.S. offering launch! We are currently assessing Australia, England, New Zealand, and France as new countries to also bring into the live offering.

For those of you that still may have questions about this investment opportunity, we're launching our very first online LIVE Q&A session with yours truly on September 27th. Registration details and other information will be sent out soon. We hope you can make it and I would love to answer as many questions as possible that you may have. For any locals in the area of Rossland, we'll be hosting an in-person session at RED Mountain Resort September 21st that we would love for you to attend if you're in the area. Details will be posted soon!

Also, if you hadn't read my letter yet breaking down this investment in easy to digest points - you can take a look here.

Don't forget - Canadians can invest NOW on our FrontFundr page right here.

Thanks and hope to see you soon as part of the new RED family,

Howard Katkov, CEO
RED Mountain Resort

Join CEO Howard Katkov for a Live Online Q&A Session

2 hours ago

Join me, RED CEO Howard Katkov, on September 27th at 12:30pm PST for the first ever Live Online Q&A Session answering questions about the "Fight the Man. Own the Mountain." Equity Crowdfunding Campaign!

You can register now and join other skiers, snowboarders, investors, and other like-minded individuals to ask your questions about the campaign. Want more specifics on the rewards? Expansion projects? Details about equity? Ask your questions and get the answers on September 27th, 12:30pm PST

We’ve set up this 1-hour Q&A session to help those that may still be looking for clarity with this campaign offering. We understand the Offering Memorandum released for the Canadian Launch is a lot of detail and we want to be as clear as possible to all of you interested in this opportunity. We sincerely hope to see you there! In the meantime, you can also click here to read my letter breaking down and highlighting some key areas of the Offering Memorandum into just 2 pages.

Click Here to Register Now For the Session >

Don’t forget, if you’re Canadian, you can invest now! Click here to head over to our FrontFundr page to begin your investment.

Thanks as always for your support, hope to speak with you soon!
Howard Katkov, CEO

REDRESORT.COM WEBPAGE

Canadian Equity Offering IS LIVE! U.S. offering planned for November 2nd.

Our formal equity offering documents are now live for Canadian investors and planned for US investors around November 2nd (due to the differences in securities regulations, the US offering documents will take longer to finalize). This will still allow all investors to have at the very minimum their lift tickets and/or season passes in hand when the lifts start running at RED in the winter of 2017! No matter when you invest though, you will get your tiered rewards as set out right here. For international investors, we will be getting back to you after reviewing the number of reservations in your jurisdiction, and where appropriate, the legal requirements for investing in that jurisdiction.

We’re offering you a truly unique opportunity to own a slice of a world-class ski resort in the west kootenays of british Columbia.

If you currently know about our equity crowdfunding campaign that we first launched as a “Test the Waters” Phase 1 in August of 2016, this is the best place to go to find individual FAQ, press coverage, assets and the like. If you’re new around these parts and are scratching your head a bit – check out our campaign and watch the video at the top here to learn all about our new initiative!

If you’re looking for questions, we’ve categorized a large list that we’ve answered so far since day 1 of the launch. If you don’t see an answer to your question, just fill out the contact form at the bottom of this page and we’ll have someone get back to you as soon as possible as well as add your question to the list if it fits! This will be the quickest way for us to assist in answering any questions. Thank you!

Useful Links

View the Campaign Page for Canadian Investors »

August 14th Equity Launch Press Release (PDF) »

View Details on Ski and Board Perks (PDF) »

View the Campaign Page for U.S. Investors »

View All Tiered Perks (PDF) »

Read the Equity Offering Letter from CEO Howard Katkov (PDF) »

•	Snowboarder: Powder To The Proletariat! You Can Own Red Mountain in British Columbia

•	Powder Magazine: Become an Owner at Red Mountain for $1,000

•	Outside Magazine: Could Crowdfunding Save Your Local Ski Hill?

•	Unofficial Networks: Red Mountain Investors Pledge $3.8 Million to “Fight The Man”

•	Teton Gravity Research: Red Mountain wants to stand up to “THE MAN”

•	Rossland News Article & Interview with Howard Katkov, CEO: Red Mountain Resort launches crowd funding campaign on Start Engine

•	The Telegraph: Now you can own a piece of Canada’s hottest ski resort

•	Snow Brains Article: Fight The Man | Own A Piece of the Powder Highway: Red Mountain, B.C.

•	Mountain Rider’s Alliance Interview with CEO Howard Katkov: Fight the Man. Own the Mountain

•	Mountain Life Media: Own a Piece of Red Mountain Resort

•	Yahoo Sports: RED’s “Fight The Man. Own The Mountain.” Crowdfunding Initiative Hits Record Numbers on StartEngine.com

•	CBC News Interview with Howard Katkov: B.C.’s Red Mountain ski resort tests crowdfunding

•	Yahoo Sports: RED’s “Fight The Man. Own The Mountain.” Crowdfunding Initiative Hits Record Numbers on StartEngine.com

•	The Inertia: Mountain Red Mountain is Crowdfunding Ownership as part of its “Fight the Man, Own the Mountain” Campaign

•	Fall Line : UK CROWDFUNDING A SKI RESORT: RED MOUNTAIN STICKS IT TO THE MAN!

•	B.C. TV Kootenays B.C.’S RED MOUNTAIN SKI RESORT TESTS CROWDFUNDING

•	Ski Play Live WANNA OWN A SKI RESORT?

•	Castanet News Ski hill crowdfunds for cash

Phase 2 ‘Canada Goes Live’ Press Coverage

•	Powder Magazine: Own Part Of One of The Best Mountains In B.C.

•	SIA: RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to “Fight The Man. Own The Mountain.”

•	Unofficial Networks: Red Mountain Making Good On Crowdfunding Pledges | ‘Fight The Man, Own The Mountain’

•	4-Traders: RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to “Fight The Man. Own The Mountain.”

•	Stock Guru: RED MOUNTAIN GOES LIVE WITH CROWDFUNDING IN CANADA; URGES FANS TO “FIGHT THE MAN. OWN THE MOUNTAIN.”

•	Financial Buzz: RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to “Fight The Man. Own The Mountain.”

•	Abenaki: Red Mountain Crowdfunding Update: It’s Live!

•	Planet Ski: Buy a bit of a Ski Mountain

•	Forecast: Red Mountain Goes Live With Crowdfunding In Canada

•	Transworld Business: RED Mountain launches second phase of crowdfunding campaign

•	NCFA RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to “Fight The Man. Own The Mountain.”

•	Globe Newswire: Mountain RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to “Fight The Man. Own The Mountain.”

•	Digital Journal: RED Mountain Goes LIVE With Crowdfunding in Canada; Urges Fans to “Fight The Man. Own The Mountain.”

WANT TO BECOME AN OWNER OF RED MOUNTAIN RESORT?

We’re offering you a once in a truly unique opportunity to own a slice of a world-class ski resort in the West Kootenays of British Columbia. Learn How Now »

FAQ:

Tiered Rewards

What are the Tiered Investment Rewards?

You can find the list of tiered investment rewards towards the bottom of the campaign here or also on our perks PDF right here.

What is the membership clubhouse? What’s in it? Can I bring friends?

The clubhouse will be a group space for members and guests of members. The clubhouse will be located on mountain in general proximity to the overnight cabins. It will include a fireplace and a few different social gathering areas and will have a cash bar and select daily menu food service. All members will be issued a membership card and will be allowed to sign in guests (based on space availability).
The clubhouse is expected to be open every day during lift operation hours during the winter season.

How do I stay in the overnight cabins? What are the restrictions? How much does it cost?

The overnight cabins for those who invest $10,000 or more will be based upon a to-be-developed reservation system. Fees for “RedHead” members are per cabin $100/night for a housekeeping fee. The cabins will be open during the winter ski season, weather-dependent.

After RedHead member priority period has closed, the cabins will be open to public reservations if space is available. Minimum stay 1 night. Maximum stay TBD based on reservations. The pricing for the public will be determined but will not be the simple $100 per night that RedHead members pay.

Reservations must be secured with a credit card. Full payment is required prior to check in. For large groups requiring more than one cabin a 20% non-refundable deposit is required at the time of booking. Balance is required 60 days prior to check in.

What happens if you don’t raise the necessary funds?

We continue to operate and find ways to improve the resort. Although we are going live in Canada on August 14, 2017, RED has already commenced construction of the remodeling of Paradise Lodge, High Performance Center, Piste Off Retail Center and the expansion of the parking lot using a short-term bridge loan as described in the Canadian Offering Memorandum. All of these projects are disclosed in the use of proceeds section of our Canadian Offering Memorandum but we wanted these four projects to be complete by the beginning of this upcoming winter. We are hopeful that our Fight the Man campaign will be successful in order to repay the bridge loan for these projects.

I am a non-skier but want to invest. Are there any non-skier perks?

You can assign the perks to a friend or family member. Details of perk transfer can be provided upon request.

What options do I have when I pick my ski/snowboard? Do I get bindings?

RED is pleased to offer a complimentary custom ski or snowboard with the Equity purchase of $3,500 and up (details will be provided to investors after closing). To compliment this, we will offer both ski and snowboard bindings for purchase at a special Investor price. Bindings will not be sold individually, and must be packaged along with the ski or snowboard. Investors do not have to purchase bindings through RED; the purchase of bindings is completely optional. Sizing options are available per model and can be found in detail right here.

Watch our partnership videos with Blizzard and Lib Tech here »

Equity, Stock, & Ownership

Why is the US launch not planned until November? Does this put Americans at a financial disadvantage?

The US launch is scheduled approximately 90 days following the Canadian launch as a result of the US securities law filing procedures and time to get RED’s US “Offering Circular” qualified by the US SEC.** The US investors will not be disadvantaged in any way by the later offering and will have the same opportunity to invest and enjoy whatever associated level of rewards for the upcoming winter at RED Mountain.

When is my equity investment “official” – how do I get notified?

Investors resident in Canada will invest through the FrontFundr portal and will receive electronic notification from FrontFundr once Class D Units have been issued to each investor. Upon receiving such notification, the investor will be able to log in to their FrontFundr account to confirm details of their subscription.

Investors resident in a country other than Canada will invest through the StartEngine portal and will receive electronic notification from StartEngine once Class D Units have been issued to each investor. Upon receiving such notification, the investor will be able to log in to their StartEngine account to confirm details of their subscription.

Class D Units will be issued in book-entry form only; as such, investors will not receive a physical Class D Unit certificate.

What are the details about these Class D Units you are offering? What’s different between the Class D Units and the rest of the RED equity?

Investors should read the Canadian Offering Memorandum describing the terms of the Class D Units and the other units of RED. There are currently Class A, B, C and C2 units outstanding. Class D Units will rank in priority to all of these issued securities in terms of repayment of capital. After the repayment of all capital and priority distributions, Class D Units will participate in residual distributions with all the other classes of units as set out in the Canadian Offering Memorandum. Class D Units will be non-voting. If RED proposes to issue any units ranking in priority to the Class D Units, holders of class D Units will be given the opportunity to participate pro rata. Investors in Class D Units will receive tiered rewards as set out in the Canadian Offering Memorandum – these tiered rewards were not provided to investors in the other classes of units.

Are the shareholders on the hook for liabilities as well? If you can't pay your debts, will they come looking to all the owners for more money?

Red is a partnership not a corporation so Class D Unit investors will not be shareholders, they will be limited partners. Pursuant to Section 64 of the Partnership Act (British Columbia), limited partners are not liable to creditors for the debts of the partnership so long as the limited partners do not participate in the management of the partnership. For reference, the B.C. Partnership Act can be found on CanLII at https://www.canlii.org/en/bc/laws/stat/rsbc-1996-c-348/latest/rsbc-1996-c-348.html

How has the partnership performed in the last few years?

RED Ski Resort has just experienced its two most successful ski seasons (fiscal years ended April 30, 2016 and 2017) on record (records dating back to 1988). Compared to an average of the previous best four seasons since current ownership of RED was acquired in 2004, the 2015/16 season saw an 8% increase in guest visits. The 2016/17 ski season saw guest visits increase 21% compared to the same four season average. The 2016/17 ski season saw an increase in lift revenues of 23.9% over 2015/16. We are excited and hopeful that the addition of the 106 room Josie Hotel and some nice winter weather will continue this trend.

Can I sell my Class D units to someone else? How do I do this? Are there restrictions?

Sales of Class D Units by investors resident in Canada to residents of Canada are subject to resale restrictions as set out in the Canadian Offering Memorandum. Under these restrictions Canadian residents may sell their Class D Units to “accredited investors” as defined under Canadian securities laws or to family and friends of management of RED, as defined under Canadian securities laws.

Sales of Class D Units by investors resident in the United States to residents of the United States are not subject to resale restrictions.

If RED accepts investors from outside of Canada and the United States, Sales of Class D Units by these investors will be subject to the laws of the jurisdiction of the residence of both the purchaser and seller of the Class D Units.

RED has the discretion to refuse to register a transfer. All sales of Class D Units require the purchaser to agree to be bound by the RED partnership agreement and to make certain representations contained in the partnership agreement. There is no custodian of the Class D Units although there is a registrar and transfer agent in the United States for U.S. residents. All transfers will be registered and confirmed electronically. Investors may gift their Class D Units provided the recipient agrees to be bound by the RED partnership agreement and to make certain representations contained in the partnership agreement. The partnership agreement will be available for viewing on FrontFundr when the offering goes live in Canada and on StartEngine when the offering goes live in the United States and abroad.

Can I sell part of my Class D units to someone else?

Investors can sell part of their Class D Unit holdings provided they comply with the resale restrictions set forth above.

Can I buy into equity with someone else and split the D units?

Class D Units can be held jointly or in a trust provided the subscription documentation can be filled out appropriately.

Are there dividends? If no, why not?

It is not anticipated that there will be a dividend associated with your ownership of Class D Units in the foreseeable future. In a sense, each investment with the associated reward is the upfront benefit. In the future, if all capital contributions are repaid and certain priority distributions paid, holders of Class D Units will be entitled to participate in residual distributions as set out in the Canadian Offering Memorandum.

If you don’t hit the $10M, are you still going through with all your expansion plans? If not, what is the priority?

We will not close the offering unless we are comfortable that we will have enough funds to deliver all the rewards at all the levels of investment. The minimum offering is C$1,500,000 (including subscriptions from Canada, the United States and any other country that the partnership may accept subscriptions from). If this is all we are able to achieve for the offering, the clubhouse and overnight cabins on Gray or Granite mountain will still be constructed, although at a smaller scale. We hope to raise significantly more than C$1,500,000, however. In any event, all tiered rewards will still be provided to investors as set out in the offering documents.

What happens if you don’t raise 'enough' money? Do you cancel the offering and everyone gets their money back?
If we do not achieve the minimum offering of C$1,500,000, we will return all funds and the offering will be cancelled. All investor funds will be held in trust pending closing and will be fully refunded if we do not achieve the minimum offering.

I live outside Canada and the United States, can I still invest? Can I invest in any province and territory in Canada?

RED may accept investors outside of Canada depending on the response from each foreign jurisdiction. RED is required to ensure compliance with all foreign jurisdictions and there may be regulatory compliance costs that are prohibitive in any given jurisdiction. Please stay tuned to the StartEngine website for ongoing updates on other jurisdictions.

In Canada, through FrontFundr, the investment opportunity in RED Mountain is made available to residents of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick and Nova Scotia. Please note that there is a minimum investment threshold per province that must be reached before RED Mountain can accept new shareholders from that province. If you have questions regarding the minimum threshold for a particular province, please contact support@frontfundr.com

I am an Australian citizen and have registered as an individual. However, I have a Canadian company that holds a cabin and some property at RED. Can I invest in Canada using my Canadian company?

You can invest in this partnership as long as you use your Canadian company and as long as your Canadian company was not formed solely for the purposes of making this investment. Your company’s investment will be governed by the Canadian Offering Memorandum as posted on our FrontFundR portal.

Is this investment into a new company with a maximum number of shares to be issued?

This investment is in an existing partnership. The partnership issues units rather than shares. The maximum offering is C$10,000,000 (including subscriptions from Canada, the United States and any other country that the partnership may accept subscriptions from), and Class D Units will be issued at $10.00 per unit. This is a new offering, and not a resale of already issued units. Class D Units will be issued in a CDN$ series for Canadian dollar investors and USD$ series for US dollar investors. Both series will be issued at a subscription price of $10.00 in the respective currency.

Can you send me financials and details on the offering today?

Audited financial statements and full details of the offering are included in the Canadian Offering Memorandum – please review this document carefully prior to investing which you can find on our FrontFundr Campaign Page.

So, RED is looking for capital for improvements, fantastic! What I haven’t been able to see is, assuming you are fully subscribed for the C$10M, what is the total equity that C$10M buys as a percentage of the partnership?

Investors should read the Canadian Offering Memorandum describing the terms of the Class D Units and the other units of RED. There are currently Class A, B, C and C2 units outstanding. Class D Units will rank in priority to all of these issued securities in terms of repayment of capital. After the repayment of all capital and priority distributions, Class D Units will participate in residual distributions with all the other classes of units as set out in the Canadian Offering Memorandum. It is estimated that the proportion in which the Class D Units would participate in the residual distributions is based upon a “pre-money” (i.e. prior to the Class D Unit offering) valuation of approximately C$53,104,977, as further described in the Canadian Offering Memorandum. If the maximum offering of C$10,000,000 of Class D Units is achieved, it is expected the holders of Class D Units would receive approximately 15.85% of the residual distributions (after the repayment of capital and priority distributions of the other classes of units) – see pages 16-17 of the Canadian Offering Memorandum for the calculations and assumptions behind this example. However, RED does not expect to be making residual distributions in the foreseeable future. Since Class D Units do not carry voting rights, there is no percentage of voting power afforded to the holders of the Class D Units.

How does the ownership interest function as an actual equity interest, as distinct from, for example, a mere club membership?

This is not a club membership. To be clear, each investor will be an owner of an equity interest in RED Mountain Resort. The clubhouse membership and the RedHead membership giving access to overnight cabins are simply one of the perks that will be available to investors, depending upon level of subscription.

How is this equity offering an offering of equity but not an IPO subject to the securities regulatory system?

The offering is subject to both Canadian and U.S. securities legislation. It is not an initial public offering which is accomplished by way of prospectus in Canada and formal registration statement in the United States. Rather, it is considered a “private placement” pursuant to the offering memorandum prospectus exemption in Canada. In the United States, the offering is being made pursuant to Regulation A, which is an exempt public offering whereby investors receive specified disclosure but not the same disclosure required under an IPO.

Could you please provide some detail on the convertible debt as set forth in the balance sheet for fiscal year 2017?

As noted in the Canadian Offering Memorandum, on June 30, 2017 two lenders to RMR Acquisition Corp. (“RMR”), a wholly owned subsidiary of the Partnership, converted a little over C$23.5 M in principal of loans to Class C Units in the Partnership.  These lenders agreed to convert their loans on a principal only basis and to waive all accrued interest owing by RMR to such lenders.  In exchange for doing so, these lenders received a profits participation interest in the form of a new Class C2 Unit as described in the Canadian Offering Memorandum.  The conversion of this debt has a very positive long term impact on the income statement, balance sheet and the business of the partnership. Most of the USD$25.6M of convertible debt shown on the balance sheet for the fiscal year ended April 30,2017 was either converted or waived on June 30, 2017. The Class C and C2 Units received by the lenders are subordinate to the Class D Units in respect of repayment of capital.

Miscellaneous

Is it convenient to travel to RED by Air?

Over the past 3 years investments in excess of C$10 million have been made in the Trail Regional Airport, which is roughly a ten minute drive from RED. The investments include a new terminal and most notably the improvements to the runway, taxiway and apron that will result in longer take-off and landing distances of 300-500 feet, allowing for increased weight capacities for aircraft using the runway. In addition, in 2016 the airport applied the latest in satellite-based navigation technology to lower the approach limits and improve the reliability, accessibility and safety of flying operations. The Trail Regional airport currently offers daily commercial flights to and from Vancouver, British Columbia. After the Trail airport improvements are complete, we are hopeful, in the near term, that existing and new carriers, from other cities, will schedule direct flights to the updated Trail airport.

Why do I have to create another account on FrontFundr if I already created one on StartEngine?

RED Mountain and StartEngine have partnered up with FrontFundr, a Canadian Crowdfunding portal, in order to open the investment opportunity in RED Mountain up to Canadian investors. In order to invest in RED Mountain, Canadian residents are required to create a FrontFundr account and provide their investor information. If you need assistance completing your investor profile, please contact support@frontfundr.com.

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

VIDEO SCRIPTS

NOTE: ALL VIDEOS INCLUDE DISCLAIMER AT THE END

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

When I found out this mountain was the oldest resort in western Canada and spent most of its life as a SKI CLUB, owned and operated by the community, it helped me understand what set RED apart. Incredible terrain, untracked powder for days, no crowds anywhere I looked… It was like I’d fallen down some special skiers’ rabbit hole.

In 2004, rumors about this amazing hill shutting down prompted me and a group of investors to buy the ski resort. RED was already great. We just wanted to keep it that way, to protect it. I’d never imagined owning a ski resort — but now, 13 years later, here I am. And having the privilege to be part of this community has been nothing short of incredible.

Owning and operating RED hasn’t been easy, but it’s been one of the greatest adventures of my lifetime. Every time I visit other marquee resorts on business, I always return with a newfound appreciation of just how special RED really is. At Red Mountain, we have big smiles, deeeeep turns, fast friends.

Watching the current trends in the larger ski resort world, protecting RED is more urgent than ever. The heart of a true mountain lifestyle can’t keep beating if every resort is trying to squeeze every last dollar out of every square inch. It just can’t.

We’ve faced the same questions as the Big Guys, we simply chose to answer them differently. You know: Should we tear down the sixty-year old day lodge or restore it and protect its history. Should we build strategically located candy stores or embark on a massive mountain expansion. For those who know Red, you know the answer.

I know the word “sustainable” gets thrown around a lot these days…

but this adventure is USELESS if it’s not sustainable. All this work and investment means NOTHING if we can’t keep it going for future generations. And that’s always been our mission. We’ve pulled it off for 13 years and now it’s your turn.

See, we consider RED a Keystone Species

within the industry. Keeping a place like this thriving, betters the sport for everyone, in a time where families that love this lifestyle are getting priced out left and right. Skiing and snowboarding should never become elite undertakings like polo or Formula 1 — at least not on my watch.

The reason skiing and snowboarding are often referred to as “lifestyles” rather than sports is because THEY CHANGE LIVES. They really do. Skiing sure changed mine…

We have the epic snowfall and terrain to compete with the Whistlers and Aspens, but we have maintained the unfussy feel of smaller, family-run resorts. And Rossland isn’t some formulaic shopping mall village. It’s a city with schools and statues; stone buildings and steep streets that date back to the Gold Rush.

You can’t fake this place. You can’t even MAKE this place. ***BUT NOW YOU CAN BUY A PIECE OF IT… ***

And here’s why you should: At RED, we put our resources into improving the ADVENTURE. We opened Grey Mountain a few years ago despite a recession. Grey marked the largest North American terrain expansion in 45 years, and we joined the Top 20 Resorts in North America size-wise; now on-par with Breck and Jackson Hole. Soon after, The New York Times listed Red Mountain as one of the Top 10 Places to Visit in the World.

We’ve developed the Legacy Training Centre to make sure that RED ’s reputation for rearing AWESOME ski racers continues. We launched the Get Lost Adventure Centre to connect our guests to a huge bucket list of adventures 365 days a year - like whitewater rafting and fat biking, straight from our community.

The Green Bay Packers has been community owned since 1923. No billionaire can move the team to California or New York and no single person can wrestle control of the club away from fans. Under this unique structure the Packers are perennial playoff contenders and have a VERY loyal fanbase.

RED Mountain has been operating for over a century and most of its lifespan was as a ski club, owned and operated by locals. We want to bring this old-fashioned idea back — an idea that would be impossible without the Internet, Crowdfunding and a global community of like-minded adventurers.

If you want to be a part of this TRULY INDEPENDENT movement focused on skiers and snowboarders doing what they love to do in one of the best places on earth to do it — and take a stand against MegaResorts’ misplaced focus on the skiers’ wallets instead of their hearts — then listen up:

We want to bring back the Ski Club and all of the community values it represents. With your pledge, you can invest in something available to the public for the first time in history pursuant to the new JOBS Act Regulations. Why not join us on this big mountain, big community, love-driven adventure?

We’re choosing community over commerce.

to preserve an endangered species in the face of corporations that are changing the sport we love forever. We’re building a snow-sliders’ sanctuary to counter the insanity over indoor waterparks and too much shopping. We’re choosing simplicity over excess.

We’ll keep investing in this community and these fantastic people with or without your pledge, but it could change your life - just like it changed mine…

So the big question is: Are you going to own a piece of it or not?

Thanks for hearing our story.

Hi, I’m Howard Katkov, CEO here at RED. Right now, I’m in the Start Shack, one of my favorite places on the planet. It’s one of the many cool structures scattered around our mountains.

And it’s definitely seen its fair share of action over the years…

In 1988, World Cup and Super G Ski racers said their prayers here before dropping into some of our steepest slopes in a race against the clock.

Now many of you are aware that independent ski hills are in their own race against the clock as Mega Resorts continue to acquire and consolidate their “product” into the same commodity that can be reproduced on any mountain, anywhere.

But if you’ve skied at Red, you know that “same” just isn’t how we do things…

We got involved here because, when we visited on ski trips, we never wanted to leave. It was different. It had everything we wanted and nothing we didn’t. It was like a powder sanctuary, an island of calm in an industry that has gotten way too corporate. It had A FEELING that I thought didn’t exist anymore.

In August, we launched our equity crowdfunding campaign, Fight The Man/Own The Mountain, to make sure this feeling never goes away. At that time, we were venturing into unknown waters and really had no idea if our campaign would resonate with the ski and snowboard world. Well, as of today, on startengine dot com, in our “Test the Waters” Phase 1, we have over 2,000 individual reservations from landscapers to lear jet owners who have expressed interest to the tune of over 7.5 million dollars. And although we know these are non-binding reservations, each and every day we appreciate for your continued support.

While we are thrilled with the success of the campaign, we’re still in a race to hit 10 Million dollars, so that we can go from “Test The Waters” to a real offering in Phase 2. And a real offering means real equity, real perks, and the chance to actually own a part of a world-class ski resort for as little as a thousand bucks.

We’ve had a lot of questions since our launch, because this has never been done before. We’ve answered a lot of them since day one, but we wanted to make the big picture easier to digest before approaching Phase 2. And what’s easier to digest than video?

First off, these are not voting shares, however a really exciting part of your investment is what we call a preferred repayment, available to all crowdfunding investors. Although we have no plans to sell this resort in the foreseeable future, if you purchase our Class D equity on StartEngine, and there is a sale of Red Mountain to somebody, someday, you would be among the first to be paid back your equity. To put it straight – you’ll have priority over any previous classes of shares. Except for our institutional debt, (the banks) you get your invested dollars back ahead of all previous equity investors. We call it: Last money in. First money out.

We also wanted to reiterate that as part of your investment in this campaign, no money goes to management, to me, or to past equity investors. Period. The vast majority of the funds go toward on-mountain improvements here at RED as described in the campaign. You are investing in your own adventure and you are helping to make RED even better.

We did this little video to answer some of your repeated questions. However, we’ll be sending out a more detailed legal document to any current Startengine investors with more information regarding our “Preferred Repayment” feature.

We can’t begin to tell you how excited we are about the progress we’ve made –- all because of you. From our back offices to the backcountry, our message has now spilled over into the entire ski and snowboard world thanks to your enthusiasm on social media. Without a word of paternal exaggeration, RED is the place to be this year. And we owe it all to you, the RED faithful.

If you’ve already reserved, thank you for standing up and throwing down for independent skiing. If you haven’t dropped in yet, we hope you’ll check out our campaign and reserve your NO OBLIGATION slice of the pie to help push us closer to that vital 10 Million mark.

If you have any other questions, please check out the link below for our detailed list of FAQs.

Thanks again. Hope to see you on the slopes!

Hey there, Howard Katkov here at Rafters, because,this time, this one really requires some celebration… We did it! We hit our $10 million goal in Test The Waters with nearly 3,000 individual reservations. We challenged you to Fight the Man Own the Mountain, and, well, you came out swinging. You lit up StartEngine like a Christmas Tree and we can never thank you enough for throwing down the gauntlet for independent skiing like this.

Now that we’ve reached 10 million in reservations we have officially commenced Phase II. We have retained our accountants and lawyers and our audit process has begun. All of this work will take several months and we anticipate that we'll be ready to commence the sale of our Class D units in early Fall.

We also want to let everyone know that—even though we’ve hit our 10 million goal—you can still make a reservation during our Phase II legal and accounting preparation. In fact, we encourage it!  We know that not all of you will actually convert to equity, so the more pledged reservations past 10 million, the better our chance at converting in Phase II with a sufficient amount of capital to do the projects as outlined in our Start Engine platform. Your continued support is definitely still needed!

This campaign in the StartEngine world was notable for its record-low minimum reserve of $1000. We wanted everyone to take part at a level that suited their means. We want you to know we're also giving everyone the opportunity to invest more than 25 thousand dollars. While there won’t be any additional rewards associated with an investment greater than 25 thousand, this was based on several requests from those who wanted the right to invest more without the requirements of rewards. It’s hard to say no to someone who wants to invest MORE money.

So thank you again for this incredible WIN for independent skiing and, if you have any questions that aren'tyet answered in our extensive FAQs, please reach out to us by email.

So, right about now, you’re probably asking: YEAH, BUT WHAT’S IN IT FOR ME?

Good Question…

This investment opportunity at RED Mountain is currently in the “Test the Waters” phase, meaning no money or other consideration is being solicited at this time. We are simply gauging interest in preserving a piece of living cultural history at RED Mountain; an endangered species; an entity that will be sorely missed should it ever go the way of T Rex or the passenger pigeon.

By investing in RED Mountain, you are saying MOUNTAINS MATTER. You are backing a mountain lifestyle as an emotionally, spiritually and physically healthy way of life that has no substitute. You are helping to preserve something that, once lost, will be gone forever. We can’t overstate this. The writing is on the wall.

But back to the ol’ WHAT’S IN IT FOR ME bit… On top of your investment where you will become a shareholder of this mountain, you also get access to several tiers of ownership with a variety of perks. Tiers will involve certain rewards like limited edition custom skis or snowboards, lifetime season passes, lift tickets, and a few other higher-reward perks to be announced. All benefits will be clearly spelled out in the offering document.

And, because we want to keep the community spirit of the original Red Mountain front and center, we have chosen to keep the barrier to entry extremely low at $1000 — considerably below the $2500 average for this type of offering. It takes all sorts to keep these sports animated and alive and we suspect that this low minimum will allow hardcore mountain enthusiasts to vote with their dollars in a way never seen before.

Hopefully, at day’s end, “what’s in it for you” will be what’s “been in it for ME” these last 13 years: The adventure of a lifetime. And a connection to a mountain community that is truly one of a kind and world class by any measure.

Hi everyone.

We are just a few weeks away from going live in Canada with our crowdfunding campaign, FIGHT THE MAN/OWN THE MOUNTAIN, and needless to say, it’s been busy around here!

With back to back years of record breaking skier visits, gross revenues and profits, we are responding by investing in some of our on-mountain facilities to make sure our skier experience does not deteriorate.

Paradise Lodge is getting a beautiful alpine face-lift, including a new kitchen, 40% more seating, and new washrooms with – yes - toilets that actually flush.

We’re building a brand new high performance centre, which will double our fleet of high performance skis and boards. We are expanding our Piste Off Retail store and for those of you who noticed that the parking lot was overflowing several times last year, we saw it as well, and thus we are expanding our lot by roughly 200 spaces to accommodate the growth of our visitation.

We hosted our first sold out RED Teeth Mountain Wine Festival highlighting local and bio-dynamic BC wines last month.

Our Get Lost Adventure Centre is firing on all cylinders, with gear and guiding for sports that didn’t even exist a few years ago.

And The Four-Star,106 room, Josie Hotel, is really coming into its own, at the base of RED, now that the construction crews don’t have to deal with all that annoying powder.

But most importantly, we wanted you to know that reservations for FIGHT THE MAN/OWN THE MOUNTAIN have been churning away even amid all this 4-season activity.

I cannot put into words our appreciation and gratitude for the outpouring of support from the Kootenay and RED community at large, during our TEST THE WATERS campaign. We opened a tiny little door of opportunity on August 22nd last year, via the internet, and you came barging through, imaginary money in hand.

The waters have been tested.

The people have spoken.

So now it’s time to get real.

If you’re Canadian and want to speak up for independent skiing and snowboarding, you can do so on August 14th on our FrontFundr page – our Canadian Partner for the campaign. This is your opportunity and time to turn your pledge into a real equity investment in Red Mountain. We humbly believe it is a “once in a lifetime” opportunity - and the first of its kind in north America.

We’ll launch the American offering on November 2nd, as the U.S. process takes approximately 90 days longer for this kind of offering.

But wherever you hang your national hat,

rest assured the earlier Canadian launch doesn’t put U.S. investors at any disadvantage, and ticket and pass perks, with an investment, will still be ready for all by the 17/18 winter.

So, whether your money is multi-coloured or green…

Or whether you know how to spell “TOONIE” or not…

We’ll be proud to accept your investment in this big-hearted, big mountain. And you’ll actually ride away OWNING A PIECE OF IT.

Don’t forget this isn’t some limited-edition-hoodie-and-certificate kind of campaign. No, when we say “FIGHT THE MAN/OWN THE MOUNTAIN,” we mean it:

Lifts, snowcats, espresso machines and parking lots…

Rafters, lockers, lanyards and leftovers…

All undeveloped land and real estate and even imaginary friends. You’ll own a slice of it all.

This equity offering is your opportunity to be a real part of this mountain community we all love so dearly. By investing in RED, you are standing up for independence in an era of skiing and snowboarding being corporatized at unseen levels. Even since our launch just last summer, a total of 12 more ski resorts have now been acquired by The MAN. We said “enough is enough” then, and we’re saying it now.

We’re almost there. We hope you’re as ready as we are for this big day – we couldn’t be more excited and personally, a little bit nervous. We have worked very hard with lawyers and accountants from Canada and the United States to make sure you have the best set of documents for you to judge this investment. We took no shortcuts. We hope you appreciate the merits of this investment.

Hope to see ya soon.

Well, this is it everyone. Our day to make history. It is officially time to FIGHT THE MAN/OWN THE MOUNTAIN. The equity offering for Canadian investors begins Right NOW. And we couldn’t have made it here without you. We had an idea. You made it real. So, if you’re Canadian, and you’re ready to throw down for independent skiing and snowboarding, head over to our FrontFundr page and invest now.

With your investment — which is as little as $1,000 — you really will OWN a piece of RED: the lifts, the lodge, [beat] the Pisten-Bullies, nearly 3000 acres of in-bound skiing, the parking lots, [beat] And let’s not forget Rafters and hundreds of acres of undeveloped prime real estate…

Your support for this campaign over the last 14 months has been nothing short of humbling. Your expressions of interest — over 12 point 2 million dollars in Phase 1 — have demonstrated a real desire to invest in independence and authenticity at a time when these values are under tremendous pressure in the ski resort industry. This platform, has given all of us, a Voice to express our belief in independence. And now, you have that chance, to Fight the Man, and own a little piece of paradise called Red Mountain Resort.

As promised, based on your level of investment, you will receive rewards ranging from lift tickets, to season passes, to limited-edition LibTech snowboards and Blizzard skis, to a clubhouse and overnight access to new cabins on Granite or Grey Mountain. Your ownership of Class D Units of our limited partnership is summarized in a letter, attached to our FrontFundr platform, which will explain, in detail, the rights that you have as a Unit Holder and the potential value of your ownership.

So we’re throwing open the doors to the Red Mountain Family and this is your, official invitation. Your investment will help preserve Red’s core values: To unplug from “Corporate America,” the busywork and bad news, and plug into an adventure, that is simple and pure and fulfilling. We don’t want this feeling to ever go away and you’ve made it clear that you don’t want it to go away, either.

We’ve put millions of dollars into making RED a world-class destination, without sacrificing the quirks and charms that made us fall in love with it in the first place. And now we could use your help, to keep the adventure going, in a way that is fierce, proud, independent, and worthy of this great community. Do your homework, check our extensive FAQs, and review the offering. I think it speaks for itself — just like RED.

As stated before, this is, the first time EVER, that a for-profit ski resort has opened up equity through crowdfunding. By investing, you’ll be part of an historic event in the world of Ski Biz. And to us, you will be joining our family. Hope to see you on the hill this winter. Your hill.

“Hello everybody, Howard Katkov here, at the site of the Paradise Lodge facelift. This construction project is just one of the many ways we’re improving the adventure here at RED, as our crowdfunding campaign, FIGHT THE MAN/OWN THE MOUNTAIN, extends its reach. The Canadian side of the equation has nearly a million dollars in process. It’s a great start, but we have a ways to go to hit our minimum closing goal of 1.5 million. With your help, I know we can get there.

“Now, I know I’ve been in your face a lot since this campaign started over a year ago. I’ve been interviewed by The Globe & Mail, Powder, TransWorld and countless other press outlets. I’ve ranted to our guests on chairlifts and bar-stools. I’ve answered more questions in person on a daily basis than I did when my kids were little.

“But this — right now — THIS is the moment we’ve been building towards since we first launched our campaign 16 months ago.

“It’s time to…

DON:

“Shit or get off the pot!”

HOWARD:

“Oookaaay…. Well, yeah, so….we’ve set a number of records since we launched FIGHT THE MAN/OWN THE MOUNTAIN. We broke the record for the quickest 24 hour offering raise in Canada for an equity crowdfunding campaign, and reached over $12 million in pledges for our Phase 1 last year!”

“But now it’s time to show The Man that skiing and snowboarding are a way of life, not a line item. So, whether you pledged the minimum of $1000 or came in hot in the Top Tier with 25 grand, “Test The Waters” is over. It’s time to jump in with both feet.

“We launched this campaign just as Vail Resorts bought Whistler-Blackcomb for over a billion dollars last year. In fact, in the last five years, the ski resort industry has seen consolidation we never would have dreamed of a decade ago. And now this year, as we continue this campaign, Aspen Ski Co and KSL Capital Partners announced they were acquiring another 11 resorts to compete with Vail in this new resort oligarchy.

We rang the alarm a year ago when we started this campaign, to alert regular skiers and snowboarders of this alarming trend of giants padding their portfolios with more resorts than you can count on two hands – and as of today, It is Still Happening. Imagine if your favorite coffee shop was snatched up overnight by Starbucks — that’s what it’s felt like in the resort world lately. And trust me, I’ve read all of the press releases from the spokespersons of the two heavyweight resort conglomerates stating how wonderful these mergers and acquisitions will be for the skiing and snowboarding public. I respectfully disagree.

“FIGHT THE MAN/OWN THE MOUNTAIN is us saying ‘enough is enough’. We planted our flag on top of this big, beautiful mountain and offered YOU a piece of the action. It marked the first time a for-profit ski resort had used new crowdfunding laws to offer equity--SHRED EQUITY--to its fiercest fans. And many of you scrambled up the mountain, imaginary cash in hand, happy to be a part of this historical offering.”

“Investing is a lot like skiing: Some people fly off cliff bands and hope that good karma or deep powder will save them. Some people like to let others be the guinea pigs. But whatever your Personal Risk Tolerance is, we’ll go out on a limb and say that this opportunity is definitely worth checking out. The added Perks alone are worth exploring. From family passes to custom Lib Tech snowboards and Blizzard Rustler skis, to an on mountain clubhouse and cabins, we’re very proud of what you’ll get for being a future owner of Red.

“As the CEO of RED Mountain for the last 16 years I hope that I, and our management team, have developed a reputation around here for ‘keeping RED, RED’. Folks know that my door is always open if they want to test my salt on a renovation idea or an infrastructure improvement. This Paradise Lodge facelift was a long time coming. The new kitchen, grill, and increased seating capacity, will reduce the lunchtime lines and let’s be honest...our new washrooms will be warm, clean, and with no risk of a dropped iPhone or glove down the tube...You know what I mean.”

“Riding a wave of community enthusiasm, we decided to go ahead with this infrastructure upgrade even before the Real Money from the crowdfunding campaign kicked in, because, well, sometimes you have to —

DON INTERJECTS:

“—Shit or get off the pot.”

HOWARD:

“This is Don Thompson, President of RED and my dear friend and partner since Day 1 of making RED what it is today. Hi Don, nice work with the toilet.

DON:

Thanks mate. Howard and I truly believe in this mountain, this community, and the lifestyle and culture that it represents. And we know a lot of you do, too. So, we hope you’ll head to the StartEngine portal now and click your way into a real ownership stake in RED Mountain. It only takes a few minutes. The sooner you help us hit our goals, the sooner we can finish our on-mountain infrastructure improvements and the sooner you can start throwing your new ‘owner’ title around. As for my Canadian brothers and sisters, who sometimes work on Kootenay time, let’s give our US brethren a run for their money, letting the US and the world know that independent skiing and snowboarding matter, and Red is worth protecting by investing in this campaign on the FrontFundR portal.

HOWARD:

Thanks Don. It’s special to share this moment with you. “So, if you’ve been sitting on the fence, wondering if this offer was For Real, it is. The time is NOW, to throw down for independent skiing and snowboarding and to show The Man that there really is another way. We want to see those 12+ Million dollars of reservations start converting to real equity. I mean, hey — we already built you guys new bathrooms with FLUSH TOILETS. Isn’t it time to —

DON AND HOWARD TOGETHER:

“Shit or get off the pot!”

When we started to lay out the strategy for this specific reward, we knew that we had to partner with brands that really shared RED’s values and also provided a product that you, as an investor, would be proud of. We chose Blizzard to make this special limited edition, custom designed ski.

BLIZZARD is a long-time partner of RED Mountain, so it was no surprise when they came out swinging with a proposal that was thicker than an Austrian phone book. It was clear, they really wanted the opportunity to make history along with the custom skis for your investment reward.

See, just like RED Mountain, Blizzard was created out of a pure passion for skiing. When Toni Arnsteiner returned to Austria after World War II , he took over his father’s carpentry business in Mittersill, and was soon pioneering a business building custom wooden skis for passionate skiers like you and me.

Flash-forward to 2017, and Blizzard remains an Industry leader, with incredible products, consumer retention, and innovative outreach like their “Women 2 Women” initiative.

Not only will your skis be the highest-quality product from a standout Independent brand, but this will also be a limited-edition ski, with custom artwork, only made for this campaign. When someone sees your skis - they’ll know you’re an owner of RED Mountain.

Lib Tech Snowboards’ devotion to independence in the industry is truly legendary. From always having the most hilarious magazine ads during snowboarding’s “difficult formative years” to their commitment to manufacturing in North America, Lib Tech holds a position in snowboarders’ hearts that is untouchable.

Their products are innovative, even revolutionary.

Their marketing is brave and facetious and right up our alley.

Their factory in Washington State is one of the greenest board factories in the world with ZERO hazardous waste.

Lib Tech Snowboards are “Made in the USA, Near Canada”. RED Mountain is “Made in Canada, Near the USA”…

We are incredibly excited to partner with LibTech, maybe almost as excited as they are with us. Their familiarity with RED, over the years, and their passion with what we’re doing with this campaign is a big standout to us.

We knew that we had to provide the best quality snowboard to you, as an investor, and with LibTech, that’s what you’ll get. Not only will your board be a high-quality product from a standout brand, but this will also be a limited-edition board, with custom artwork, only made for this campaign. When someone sees your snowboard - they’ll know you’re an owner of RED Mountain.

PRINT MATERIAL

NOTE: ALL PRINT MATERIAL INCLUDE DISCLAIMER

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

YOUR ONCE IN A LIFETIME OPPORTUNITY TO OWN A SLICE OF A WORLD-CLASS RESORT

FOR AS LITTLE AS $1,000.

details on back.

“We’ll keep investing in this community and these fantastic people with or without your help, but dropping in on this could change your life—just like it changed mine.”

—CEO Howard Katkov

“YOU WANNA PIECE OF THIS?!” FOR AS LITTLE AS $1,000 YOU COULD OWN A SLICE OF A WORLD-CLASS RESORT.

4-Season Adventure

Legendary RED

Vertical + Powder

Look around. You could own a piece of it all: Lifts, snowcats, lodging, real estate, chair lifts, pillow lines, regular pillows—even this stylish table!

Coolest Locals on the Planet

Independent + Unique.

Like, for real though.

WHAT: Our equity crowdfunding campaign is the _ rst of its kind by a for-pro_ t resort. In this era of over-the-top mergers and acquisitions we’re bucking the Mega Resort trend and standing up for independence. We’re standing up for skiing as it should be. We hope you’ll stand with us.

HOW: In this current “Test The Waters” Phase, our goal of $10 million “reservations” allows us to move forward to Phase 2 with an actual equity o_ er totalling $10 million, real perks to investors, and the true chance of a lifetime to get a piece of this. The money’s not real yet but the opportunity is.

WHY: RED plans to use this equity o_ ering as a means of continuing a plethora of mountain improvements and expansions that directly bene_ t you, the new owner. On top of that, each investor receives reward perks such as custom skis or snowboards, overnight on-mountain cabin stays, season passes and more.

You can make your 100% RISK-FREE pledge to “Fight The Man. Own The Mountain.” on the iPad in Guest Services or straight from your phone. (And, uh, please don’t take the iPad stand when you’re done because you don’t actually own it yet.)

Visit www.redresort.com/ownred for videos, more details, and to make a reservation.

Look around. You could own a piece of it all:

Lifts, snowcats, lodging, pillow lines, regular pillows—even this stylish iPad stand? Yep.

Our equity crowdfunding campaign is the _ rst of its kind by a for-pro_ t resort. In this era of over-the-top mergers and acquisitions we’re bucking the Mega Resort trend and standing up for independence. We’re standing up for skiing and riding as it should be. Check out below to learn about what we’re doing. And if you’re on board, you can make your 100% RISK-FREE pledge right here to become an owner of RED.

PROPOSED IMPROVEMENTS

“WHERE’S THE MONEY GOING??” you might ask.

Money raised in round 2 of this campaign will go toward improving the adventure here at RED. And you can see these proposed improvements right here on our model.

Remodeling the Paradise Lodge

Additional run development for expanded cat skiing on Mount Kirkup

Building a new restaurant, clubhouse, and overnight on-mountain cabins at the top of Grey Mountain.

A multi-use trail for hiking and mountain biking from the top of Grey Mountain to the base area, connecting to the Seven Summits trail system.

Supporting the creation of an annual local academic Scholarship fund for higher education.

PROPOSED MOUNTAIN IMPROVEMENTS

•	Remodeling the Paradise Lodge
•	Expanded cat skiing run development on Mt. Kirkup
•	New restaurant, clubhouse, and overnight on-mountain cabins at the top of Grey Mountain
•	New hiking and mountain biking trail from the Red Base area up to the top of Grey Mountain, connecting with the Seven Summits Trail
•	Supporting a new annual local academic Scholarship fund for higher education

Visit redresort.com/ownred or head to our iPad at Guest Services for videos and more details, and to make a 100% RISK-FREE pledge to

“Fight the Man. Own the Mountain”. (And, uh, please don’t take the iPad stand when you’re done because you don’t actually own it yet.)

SOCIAL ADS/POSTS

NOTE: ALL SOCIAL ADS/POSTS DIRECT ALL TRAFFIC TO PAGE THAT INCLUDES DISCLAIMER

**Important Note to U.S residents: No money or other consideration is being solicited in the United States at this time, and if sent in to Red Mountain will not be accepted. No offer to buy securities of Red Mountain can be accepted in the United States and no part of the purchase price can be received from U.S. investors until Red Mountain’s U.S. offering statement is qualified with the SEC and a Canadian offering memorandum has been delivered to potential investors. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any indications of interest in Red Mountain’s offering in the United States involves no obligation or commitment of any kind.**

Watch the new update with CEO, Howard Katkov announcing new ownership details. Over $9 million in reservations and over 2,500 of you pledging YES to independent skiing and snowboarding and owning a piece of RED. We couldn’t be more thankful for everyone that’s been a part of this! Have more questions? Get ‘em and ask ‘em here: redresort.com/ownthemountain

Vail Resorts didn’t buy us…but YOU can. Take a peek at this killer @snowboarder magazine article including an interview with CEO Howard Katkov discussing what we’re trying to achieve here

Ready for a once in a lifetime opportunity to own a slice of a world-class ski resort in BC? It’ll last longer than that slice of pizza.

Become an owner of your very own ski resort. RED Mountain Resort in Rossland, BC gives you the chance.

Join history by owning a ski resort through equity crowdfunding and the internet. Stick it to the man, powder to the people.

Want in on a slice of paradise? The mountain, chairlifts, lodge, condos, snow making, you name it. Every asset we’ve got. For the first time in history, you can now be an owner of RED.

We're fierce, independent, proud, and a little bit odd. Become an owner, and become part of history. Over $5 million and counting.

Make history with us and actually own a slice of a world-class ski resort in beautiful British Columbia. Say no to MegaResorts - It’s time for a change.

$4.2 Million and Counting. Over 1,100 on Board. Become an Owner of RED Mountain Resort through Equity Crowdfunding

Become a part of history right now.

Say no to crowded, spendy, blown-out Mega Resorts. We're offering you a once in a lifetime opportunity to OWN a slice of a world-class ski resort in British Columbia. Over $4.6 million and counting from over 1,200 reservations! Make history and join our "Fight the Man. Own the Mountain" campaign. Watch our video and get involved. #OwnTheMountain #REDresort

Powder to the People. We're giving you the chance to now own a piece of this place. That’s right – OWN: The mountain, the chairlifts, the lodge, condos, snow making, you name it. We like to call it “Shred Equity". #OwnTheMountain #REDResort

Over $4.8 million and nearly 1,300 on Board. Become an Owner of RED Mountain Resort through Equity Crowdfunding & Make History.

Become a part of history and own RED Mountain.

Make history with over 3,000 other people already pledging yes to independent skiing and snowboarding & own part of a world-class ski resort. #OwnTheMountain #REDresort

Become an Owner of RED Mountain in Rossland, BC. Your Own Slice of Paradise for as little as $1,000.

4,200 acres. 5 Peaks. 360 degree descents. Own a piece of it all.

We're offering you a once in a lifetime opportunity to own a slice of a world-class ski resort in British Columbia. #OwnTheMountain #REDresort

Over 3,000 people pledging to own a piece of history - and future. You can now be an owner of RED Mountain in Rossland, BC

4,200 total acres. 5 peaks. 360 degree descents. Own a piece of it all.

Ready to become an owner of RED Mountain Resort? Because now you can. “Fight the Man. Own the Mountain.” Learn all about it here and join the movement: bit.ly/ownredmountain

Win big in StartEngine's new contest! Use the "Share" button on our campaign page and for every friend that makes an account, you get a point! The person with the most points can win up to $40,000. #OwnTheMountain

You could now win $40,000 and a new car for sharing our "Fight the Man. Own the Mountain" campaign.’

Get all the details on our StartEngine campaign page

Make history with over 3,000 other people already pledging yes to independent skiing and snowboarding & own part of a world-class ski resort! #OwnTheMountain #REDresort

Become an Owner of RED Mountain in Rossland, BC. Your Own Slice of Paradise for as little as $1,000.

4,200 acres. 5 Peaks. 360 degree descents. Own a piece of it all.

We did it! Owning a piece of RED is now more real than ever! Join nearly 3,000 people pledging yes to independent skiing and snowboarding #REDresort #OwnTheMountain

We've Hit Our $10 Million Goal! Make Your Reservation Now to Own a Piece of RED Mountain in Rossland, BC!

4,200 total acres. 5 peaks. 360 degree descents. Own it for as little as $1,000.

Interested in a once-in-a-lifetime opportunity to own a slice of paradise in British Columbia? Join nearly 3,000 people pledging yes to independent skiing and snowboarding #REDresort #OwnTheMountain

We've Hit Our $10 Million Goal! Make Your Reservation Now to Own a Piece of RED Mountain in Rossland, BC!

4,200 total acres. 5 peaks. 360 degree descents. Own it for as little as $1,000.

Grab your slice of paradise now. Become an owner of RED Mountain in Rossland, BC. (How 'bout that for your online dating profile?) #OwnTheMountain #REDresort

Ever wanted to own a ski resort? Make history and join over 2,500 other supporters for as little as $1,000.

Independent. Funky. And a little bit weird. Over $9 million in reservations and counting. Make history with us.

Over 2,000 people have already said yes. With nearly $8 million in reservations and counting, join us in making history. #OwnTheMountain #REDresort

Become an owner of RED Mountain for as little as $1,000. Independent, rad, and a little bit weird.

A once in a lifetime opportunity to own a slice of heaven in British Columbia.

Today is the day! Canadians: We’re now LIVE with our equity offering for Fight the Man Own the Mountain. Make history and throw down for independent skiing and riding. Become an OWNER and sign up now to invest on our FrontFundr Canadian Partner platform here: bit.ly/iownred #OwnTheMountain #REDresort

Our Equity Offering is now live in Canada! Throw down for independent skiing and snowboarding and make history. Become an owner of RED Mountain Resort in Rossland, BC #OwnTheMountain #REDresort

Canadians: Become an Owner of RED Mountain Now.

4,200 total acres. 360 degree descents. 5 peaks. In-bounds cat skiing. The best locals around. What's not to love?

We're extremely excited to announce our partnership with Lib Tech in our "Fight the Man. Own the Mountain." campaign to provide new RED owners (Tier 2 and up) their custom designed, limited edition snowboard. Long time fans of RED, the Lib Tech team have a likeminded passion that aligns perfectly with our core values and their top quality products are some of most eco friendly in the biz. Canadians: invest now here at bit.ly/iownred #OwnTheMountain #REDresort #libtech

We're stoked to announce our partnership with @libtechnologies in our "Fight the Man. Own the Mountain." campaign to provide new RED owners (Tier 2 and up) their custom designed, limited edition snowboard! Long time fans of RED, the Lib Tech team have a likeminded passion that aligns perfectly with our core values and their top quality products are some of most eco friendly in the biz. Canadians: click the link in the bio and become an OWNER of RED.

We're proud to announce our partnership with Blizzard Ski to provide new RED owners (Tier 2 and up) of "Fight the Man. Own the Mountain." their limited edition custom designed ski. With similar values, passion, and a quality product - we couldn't think of a better fit. Canadians: invest now here at bit.ly/iownred #OwnTheMountain #REDresort #blizzardskis

Our Equity Offering is now live in Canada - become an OWNER of RED via FrontFundr! Throw down for independent skiing and riding and make history. #OwnTheMountain #REDresort

Canadians: Become an Owner of RED Mountain Now.

4,200 total acres. 360 degree descents. 5 peaks. In-bounds skiing. The best locals around. What's not to love?

Canadians: Own a slice of paradise. Our equity offering is now live in Canada - become an OWNER of RED Mountain Resort! Throw down for independent skiing and riding and make history. #OwnTheMountain #REDresort

Are you ready? Canadians: Make history and own a slice of a world-class ski resort in British Columbia. #OwnTheMountain #REDresort

You can now be an owner of RED Mountain in Rossland, BC. Independent, rad, and a little bit weird.

4,200 total acres. 5 peaks. 360 degree descents. Own a piece of it all.

Independent, rad, and a little bit weird; Become an owner of RED Mountain for as little as $1,000. #OwnTheMountain #REDresort

Canadians: Make History and Own a Piece of Paradise.

5 peaks. 360 degree descents. 4,200 total acres. A real ski town.